                                                                     Exhibit 3.4

 This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Inquiries concerning the information in this document should be directed to Trilon Financial Corporation to the attention of Bryan K. Davis at (416) 359-8612.

                                [LOGO] TRILON

                          TRILON FINANCIAL CORPORATION
                              Directors' Circular

                                  recommending

                                   ACCEPTANCE

                                of the Offer by

                              BRASCAN CORPORATION

                              dated April 11, 2002
                     to purchase all issued and outstanding
                Class A Shares and Class B Non-Voting Shares of

                          TRILON FINANCIAL CORPORATION

on the basis of Cdn.$17.00 cash (subject to proration and other adjustments, as described in the Offer) or 0.5 of a Class A Limited Voting Share of Brascan Corporation (subject to proration, as described in the Offer) or 0.678 of a
 Cdn. $25.00 Non-Cumulative Class A Preference Share, Series 11 of Brascan and
    Cdn. $0.05 in cash for each Trilon Financial Corporation share tendered


               The Board of Directors unanimously recommends that
               Trilon Financial Corporation's Shareholders ACCEPT
                 the Offer and deposit their Class A Shares and
                   Class B Non-Voting Shares under the Offer


                                 April 11, 2002

                                [LOGO] TRILON

                                                                 April 11, 2002

Dear Shareholder:

   Accompanying this Directors' Circular is an offer from Brascan Corporation ("Brascan"), dated April 11, 2002 (the "Offer"), to purchase all of your Trilon Class A Shares and Class B Non-Voting Shares not already held by Brascan and its affiliates (the "Trilon Shares"). Holders of Trilon Shares ("Minority Shareholders") tendering to the Offer may elect to receive payment for each Trilon Share tendered in three different ways:

  (i) in the form of $17.00 cash (subject to proration and other adjustments, as described in the Offer); or

  (ii) in the form of 0.5 of a Class A Limited Voting Share of Brascan ("Brascan Shares") (subject to proration, as described in the Offer); or

  (iii) in the form of 0.678 of a $25.00 Non-Cumulative Class A Preference Share, Series 11 of Brascan ("Series 11 Shares") and $0.05 in cash subject to Shareholders electing in the aggregate to receive at least $10,000,000 (or such lesser amount as Brascan may determine) in issue price of Series 11 Shares.

   The Board of Directors has determined that the Offer is in the best interests of Trilon and is fair to holders of Trilon Shares (other than Brascan and its affiliates), and unanimously recommends that you accept the Offer and tender your Trilon Shares.

   The Board of Directors has carefully considered the Offer and received advice from its financial and legal advisors and from a committee of independent directors established to consider the Offer (the "Independent Committee"). In concluding that the Offer is in the best interests of Trilon and is fair to the Minority Shareholders, the Board of Directors identified a number of factors as being most relevant, including the following:

  . the conclusion reached by the Independent Committee after careful deliberation that the Offer is in the best interests of Trilon and is fair to the Minority Shareholders;

  . the opinion of TD Securities Inc., which is reproduced in full as a schedule to this Directors' Circular, that the consideration under the Offer is fair, from a financial point of view, to the Minority Shareholders;

  . the value of the consideration being offered is in the upper range of the valuation of the Trilon Shares prepared by TD Securities Inc., which determined that the fair market value of the Trilon Shares as of April 4, 2002 is in a range of $15.65 to $17.45 per share;

  . while the value of the consideration being offered represents a nominal premium to the trading price of Trilon's Class A Shares immediately prior to the announcement of the Offer, the value represents a 20% premium to the price the Trilon Class A Shares traded at 3 months ago, and a 42% premium to the price at which Trilon repurchased Class A Shares under a substantial issuer bid completed 15 months ago;

  . the premium implied by the consideration being offered is attractive in light of Trilon's asset base which consists primarily of a portfolio of financial assets and offers limited opportunity to generate incremental value relative to its underlying value;

  . Minority Shareholders are being offered alternative forms of consideration designed to suit their individual needs. Minority Shareholders can elect to receive their payment 100% in Brascan Shares or 100% in cash, in each case subject to proration. Furthermore, Minority Shareholders can elect to receive their payment in the form of Series 11 Shares without limit so that Minority Shareholders can both defer capital gains taxes and increase the yield on the securities received. Series 11 Shares will pay a dividend of $1.375 per share per annum payable quarterly, representing a dividend yield of 5.5% per annum; and

  . Brascan owns 70% of the common equity of Trilon. As a result, no alternative value maximizing transaction can occur without Brascan's co-operation and consent. Brascan has indicated that it regards its investment in Trilon as one of its principal operating business units and it does not contemplate a sale or divestiture. Accordingly, it is highly unlikely that there would be an alternative transaction available to the Minority Shareholders.

   We urge you to read the enclosed material carefully. If you have any questions about the Offer or require any assistance with the materials or with depositing your Trilon Shares, please call one of the numbers listed on the last page of the enclosed material or contact your personal advisors.

   In addition to the foregoing, we hereby give notice that, in light of the Offer, the Annual and Special Meeting of the Shareholders scheduled to take place on April 23, 2002 will be adjourned until May 21, 2002 at 11:00 a.m. at the Design Exchange, Toronto.

                                       Sincerely,

                                       /s/ Timothy R. Price

                                       Timothy R. Price
                                       Chairman

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Recommendation............................................................   1
Reasons for Recommendation................................................   1
Background to the Offer and Review by the Corporation.....................   2
Recommendation of the Independent Committee...............................   3
Trilon Financial Corporation..............................................   4
Principal Holders of Securities of the Corporation........................   4
Directors and Senior Officers of the Corporation and Ownership of
 Securities...............................................................   5
Trading in Securities of the Corporation..................................   6
Intention of Directors, Senior Officers, associates and Certain
 Shareholders with respect to the Offer...................................   8
Ownership of Securities of the Offeror....................................   8
Relationship between the Offeror and the Directors and Senior Officers of
 the Corporation..........................................................   9
Interests of Directors, Senior Officers and Others in Material Contracts
 with the Offeror.........................................................   9
Arrangements or Agreements Between the Corporation and its Directors and
 Senior Officers..........................................................   9
Prior Valuations..........................................................  10
Material Changes in the Affairs of the Corporation........................  10
Statutory Rights..........................................................  10
Consent of TD Securities Inc..............................................  11
Approval and Certificate..................................................  12
Schedule A................................................................ A-1

                          NOTICE TO U.S. SHAREHOLDERS

   The tender offer referred to herein is made for the securities of a Canadian issuer and while the Offer is subject to Canadian disclosure requirements, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Trilon Financial Corporation is located in Toronto, Canada and most of its officers and directors are Canadian residents or residents of jurisdictions other than the United States.

                         TRILON FINANCIAL CORPORATION

                              DIRECTORS' CIRCULAR

                                                                 April 11, 2002

   This Directors' Circular is issued by the board of directors (the "Board of Directors" or the "Board") of Trilon Financial Corporation ("Trilon" or the "Corporation") in connection with the offer dated April 8, 2002 (the "Offer") made by Brascan Corporation (the "Offeror" or "Brascan") to purchase all of the outstanding Class A Shares ("Trilon Class A Shares") and Class B Non-Voting Shares ("Trilon Class B Shares") of the Corporation not including such shares already held by Brascan or its affiliates (the "Trilon Shares"), all upon the terms and subject to the conditions set forth in the Offer and accompanying offering circular (the "Offering Circular") of the Offeror dated April 11, 2002. The Offer will expire at 11:59 p.m. (local time) on May 16, 2002 unless withdrawn or extended (the date on which the Offer, as it may be extended, expires being referred to as the "Expiry Date"). All dollar amounts set forth in this Directors' Circular are in Canadian dollars.

   Under the Offer, registered holders of Trilon Shares ("Minority Shareholders") may tender their Trilon Shares in exchange for the following consideration for each Trilon Share tendered:

  (i) $17.00 in cash (subject to proration, as described in the Offer and subject to adjustment for a Trilon dividend anticipated to be declared in April 2002, as described in the Offer); or

  (ii) 0.5 of a Class A Limited Voting Share of Brascan ("Brascan Shares") (subject to proration, as described in the Offer); or

  (iii) 0.678 of a $25.00 Non-Cumulative Class A Preference Share, Series 11 of Brascan ("Series 11 Shares") and $0.05 in cash.

   Minority Shareholders electing to receive Series 11 Shares in the third option above may choose to forgo the $0.05 in cash for each Trilon Share. This option may enable certain Minority Shareholders to exchange their Trilon Shares for Series 11 Shares on a tax deferred basis who would not be entitled to do so without foregoing the $0.05 in cash and to enable Minority Shareholders to obtain a tax deferral without filing any documentation that may otherwise be required to obtain such deferral.

   The aggregate amount of cash paid as consideration is limited to $388 million. The aggregate number of Class A Limited Voting Shares of Brascan issued as share consideration is limited to 11.4 million shares. If either of these limits is exceeded, the amount of cash paid in the first option above and the number of Brascan Shares issued in the second option above will be adjusted on a pro rata basis. The Series 11 Shares will only be issued if Minority Shareholders elect in the aggregate to receive at least $10,000,000 (or such lesser amount as Brascan may determine) in issue price of Series 11 Shares.

                                RECOMMENDATION


                      ACCEPTANCE OF THE OFFER RECOMMENDED

  The Board of Directors of Trilon unanimously recommends that the Offer be ACCEPTED and that Minority Shareholders deposit their Trilon Shares under the Offer by completing and returning the letter of transmittal or notice of guaranteed delivery that accompanies the Offer.


                          REASONS FOR RECOMMENDATION

   The Board of Directors has carefully considered the Offer and received advice from its financial and legal advisors and a committee of independent directors established to consider the Offer (the "Independent Committee"). In concluding that the Offer is in the best interests of the Corporation and is fair to the Minority Shareholders, the Board of Directors identified a number of factors as being most relevant, including the following:

  . the conclusion reached by the Independent Committee after careful deliberation that the Offer is in the best interests of Trilon and is fair to the Minority Shareholders;

  . the opinion of TD Securities Inc. ("TD Securities"), which is reproduced in full as a schedule to this Directors' Circular, that the consideration under the Offer is fair from a financial point of view to the Minority Shareholders;

  . the value of the consideration being offered is in the upper range of the valuation of the Trilon Shares prepared by TD Securities Inc., which determined that the fair market value of the Trilon Shares as of April 4, 2002 is in a range of $15.65 to $17.45;

  . while the value of the consideration being offered represents a nominal premium to the trading price of Trilon's Class A Shares immediately prior to the announcement of the Offer, the value represents a 20% premium to the price the Class A Shares traded at 3 months ago, and a 42% premium to the price at which Trilon repurchased Class A Shares under a substantial issuer bid completed 15 months ago;

  . the premium implied by the consideration being offered is attractive in light of Trilon's asset base which consists primarily of a portfolio of financial assets and offers limited opportunity to generate incremental value relative to its underlying value;

  . Minority Shareholders are being offered alternative forms of consideration designed to suit their individual needs. Minority Shareholders can elect to receive their payment 100% in Brascan Shares or 100% in cash subject to proration. Furthermore, Minority Shareholders can elect to receive their payment in the form of Series 11 Shares without limit so that Shareholders can both defer capital gains taxes and increase the yield on the securities received. Series 11 Shares will pay a dividend of $1.375 per share per annum payable quarterly, representing a dividend yield of 5.5% per annum; and

  . Brascan owns 70% of the common equity of Trilon. As a result, no alternative value maximizing transaction can occur without Brascan's co-operation and consent. Brascan has indicated that it regards its investment in Trilon as one of its principal operating business units and it does not contemplate a sale or divestiture. Accordingly, it is highly unlikely that there would be an alternative transaction available to the Minority Shareholders.

   The Board of Directors is not recommending which of the three available forms of consideration Minority Shareholders should elect to receive for their Trilon Shares. This is an individual decision to be made by a Shareholder based on his or her circumstances.

             BACKGROUND TO THE OFFER AND REVIEW BY THE CORPORATION

Background to the Offer

   Brascan has owned a significant interest in the Corporation since the Corporation was established as a public company in 1982. In January 2001, when the Corporation repurchased 14.5 million of its Trilon Class A Shares pursuant to a substantial issuer bid, Brascan's controlling interest in Trilon increased from 65% to 71% of the Trilon Shares (subsequently decreased to 70% as a result of the exercise of outstanding share purchase warrants of Trilon). As of April 11, 2002, Brascan holds 58,214,553 Trilon Class A Shares, representing approximately 56% of the number of Trilon Class A Shares outstanding. Brascan also holds 47,897,344 Trilon Class B Shares, each of which is convertible one-for-one into Trilon Class A Shares.

   Management and the boards of directors of both Brascan and Trilon discussed the potential combination of the two companies on numerous occasions over the past several years, given that the companies' business plans and activities are highly complementary to each other.

   Brascan has recently stated that its business strategy includes, among other objectives, acquiring 100% ownership of certain of its operating businesses. In August 2001, preliminary discussions took place between Brascan and Trilon regarding a potential transaction between the two companies. These discussions ended in October 2001, as it was determined at the time that a transaction was unlikely to proceed in the short term, largely as a result of the impact on the financial markets of the events of September 11, 2001. In March 2002, senior executives of Brascan approached senior executives of Trilon to re-engage discussions concerning a merger transaction. These discussions were concluded on March 25, 2002, at which point the proposed transaction was submitted to the boards of directors of each of Trilon and Brascan for their consideration and the board of directors of Brascan authorized management of Brascan to proceed with its plans to conclude a merger between Trilon and Brascan.

   On March 26, 2002, Brascan announced by press release its intention to acquire all of the Trilon Shares not already held by Brascan.

   The Independent Committee

   Effective August 22, 2001, the Board of Directors appointed the Independent Committee, the members of which are independent of Brascan and management of Trilon, for the purposes of exploring the possibility of engaging in a merger transaction with Brascan. William A. Dimma, A. Gordon Craig, Susan E. Crocker, Patrick J. Keenan, Donald C. Lowe and David R. McCamus were each appointed to the Independent Committee. The Independent Committee appointed William A. Dimma as its Chair.

   Independent Legal and Financial Advisors

   At the time of its formation, the Independent Committee engaged Osler, Hoskin & Harcourt LLP as its legal counsel to assist the Independent Committee in discharging its responsibilities and to provide the Independent Committee with advice concerning its duties and the conduct of its meetings.

   On September 6, 2001, the Independent Committee engaged TD Securities to serve as financial advisor to the Independent Committee and, if required, to prepare and deliver a valuation of the Trilon Shares and to provide an opinion as to whether any proposed transaction was fair, from a financial point of view, to Minority Shareholders. The Independent Committee satisfied itself that TD Securities was a qualified and independent advisor and competent to provide the financial services required by the Independent Committee. In October 2001, the Independent Committee adjourned its initial deliberations for the reasons set out above. Immediately following the announcement by Brascan of its intention to make the Offer, the Board of Directors reconvened the Independent Committee to review the Offer. The Independent Committee requested that both Osler, Hoskin & Harcourt LLP and TD Securities continue their services to the Independent Committee and complete the work previously undertaken.

   Deliberations of the Independent Committee

   During the course of their deliberations, the Independent Committee received a presentation from management of Brascan with respect to the Offer. Management of Brascan was asked to provide and did provide an explanation as to why in their opinion the Offer was in the best interests of Trilon and fair to Minority Shareholders. Detailed discussions were then held with management of Trilon concerning the impact of the Offer on Trilon and its stakeholders.

   Representatives of TD Securities attended substantially all of the Independent Committee's meetings and provided financial advice with respect to the Offer. From September 6, 2001 to April 4, 2002, TD Securities proceeded to gather and review the financial information necessary for the preparation of a valuation of the Trilon Shares and the consideration payable for the Trilon Shares (the "Valuation") and an opinion as to the fairness of the Offer from a financial point of view to Minority Shareholders (the "Fairness Opinion"). The Independent Committee conducted a detailed review with TD Securities of the analysis and methodologies underlying the Valuation and Fairness Opinion. The Independent Committee's members satisfied themselves that the methodology and assumptions were appropriate in the circumstances. The Independent Committee also discussed with TD Securities the results of its due diligence meetings with management of Trilon.

   On April 4, 2002, the Independent Committee received orally from TD Securities the Valuation in compliance with Ontario Securities Commission Rule 61-501 and Commission des mobilieres du Quebec Policy Q-27. The written Valuation sets out a range of fair market values for the Trilon Shares as of April 4, 2002 of $15.65 to $17.45 per Trilon Share. Further, the Valuation sets out a range of values for the Brascan Shares as of April 4, 2002 of $33.76 to $34.06 per Brascan Share and a range of values for the Series 11 Shares as of April 4, 2002 of $24.79 to $25.21. TD Securities also provided the Independent Committee with its Fairness Opinion in which it concluded that, in its opinion, as of April 4, 2002 the consideration offered under the Offer is fair, from a financial point of view, to the Minority Shareholders. The Valuation and Fairness Opinion, including the assumptions on which they are based, are attached as Schedule A to this Directors' Circular, and are summarized in the Offer. Minority Shareholders are urged to read the Valuation and Fairness Opinion in its entirety. As indicated in the Valuation and Fairness Opinion, the Valuation and Fairness Opinion must be considered as a whole and selecting portions of such analysis or the factors considered by it, without considering all analyses and factors together, could create a misleading view of the process underlying the Valuation and Fairness Opinion.

                  RECOMMENDATION OF THE INDEPENDENT COMMITTEE

   In reaching its determination to recommend that the Board of Directors recommend that Minority Shareholders accept the Offer, the Independent Committee reviewed and considered, among other matters (i) the Valuation and

Fairness Opinion given by TD Securities Inc, the financial advisor to the Independent Committee (ii) the premium offered and the characteristics of the consideration involved in the Offer and (iii) submissions from the Board of Directors and officers of the Corporation other than members of the Independent Committee with respect to the benefits of the Offer and the best interests of the Corporation. The Independent Committee reviewed the information provided by the Corporation, had discussions with the legal counsel and financial advisor to the Independent Committee, and examined all other documents and information that the Independent Committee and its legal counsel and financial advisor considered relevant. In addition, in their capacity as members of the Board of Directors, the members of the Independent Committee had very recent discussions with senior management of the Corporation with respect to the business, financial condition and prospects of the Corporation. Furthermore, the Independent Committee was advised by the management of Brascan that Brascan would not be prepared to increase the consideration under the Offer. The Independent Committee regularly consulted with its legal counsel and financial advisor during the course of its analysis of the Offer. Among other factors considered by the Independent Committee were those that also formed the basis for the Board's decision to recommend the Offer, which are set out above under "Reasons for Recommendation".

   On April 4, 2002, after considering all of these factors and after having met a total of 11 times, the Independent Committee unanimously concluded that, in the circumstances, the Offer was fair to the Minority Shareholders and it was in the best interests of the Corporation for the Board of Directors to recommend that the Shareholders accept the Offer. At the meeting of the Board of Directors held on April 4, 2002, the Independent Committee recommended to the Board of Directors that they recommend that Minority Shareholders accept the Offer.

   The Board of Directors approved the report of the Independent Committee and accepted the recommendation of the Independent Committee (Jeffrey M. Blidner, Jack L. Cockwell, George E. Myhal, Allen T. Lambert and Timothy R. Price abstaining from voting).

                         TRILON FINANCIAL CORPORATION

   Trilon is a financial services company that provides asset management and merchant banking services. Trilon's clients include corporations, institutions, governments and high net worth individuals. Trilon also provides select business services and is active in the capital markets. Trilon focuses its activities on industry sectors that require substantial amounts of capital. These sectors include real estate, natural resources, energy and financial services.

   Trilon's authorized capital consists of an unlimited number of preferred shares designated as Class I Preferred Shares, issuable in series, the first series of which consists of 6,000,000 Floating Rate Class I Preferred Shares Series A (the "Class I Preferred Shares Series A"), an unlimited number of preferred shares designated as Class II Preferred Shares, issuable in series, the first series of which consists of 3,500,000 Class II Cumulative Redeemable Convertible Preferred Shares Series One ("Class II Series One Shares"), the second series of which consists of 1,000,000 Floating Rate Class II Preferred Shares Series Two ("Class II Series Two Shares"), the third series of which consists of 4,000,000 Class II Preferred Shares Series Three ("Class II Series Three Shares") and the fourth series of which consists of 4,000,000 Auction Perpetual Preferred Shares Series Four ("Class II Series Four Shares"), an unlimited number of preferred shares designated as Class III Preferred Shares, issuable in series, the first series of which consists of 5,000,000 Class III Preferred Shares Series One ("Class III Series One Shares"), the second series of which consists of 1,330,200 Class III Preferred Shares Series Two ("Class III Series Two Shares") and the third series of which consists of 4,000,000 Class III Preferred Shares Series Three ("Class III Series Three Shares"), an unlimited number of Trilon Class A Shares and an unlimited number of Trilon Class B Shares, of which, as at April 11, 2002, 6,000,000 Class I Preferred Shares Series A, 665,000 Class II Series Two Shares, 3,999,000 Class II Series Three Shares, 4,000,000 Class II Series Four Shares, 5,000,000 Class III Series One Shares, 482,888 Class III Series Two Shares, 103,745,836 Trilon Class A Shares and 47,917,647 Trilon Class B Shares were issued and outstanding.

              PRINCIPAL HOLDERS OF SECURITIES OF THE CORPORATION

   To the knowledge of the directors and senior officers of the Corporation, after reasonable inquiry, except for the Offeror, which beneficially owns or exercises control over approximately 56% of the outstanding Trilon Class A Shares and substantially all of the outstanding Trilon Class B Shares which results in ownership of 70% of the combined Trilon Class A Shares and Trilon Class B Shares, no person or company beneficially owns or exercises control or direction over Trilon Shares carrying more than 10% of the voting rights attached to the outstanding Trilon Shares and no person acting jointly or in concert with the Corporation beneficially owns or exercises control over any securities of the Corporation.

               DIRECTORS AND SENIOR OFFICERS OF THE CORPORATION
                          AND OWNERSHIP OF SECURITIES

   The following table sets forth the names and positions with the Corporation of all directors and senior officers of the Corporation, and the number and class of securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each such director and senior officer of the Corporation and, to the knowledge of the directors and senior officers after reasonable inquiry, by their respective associates:

                                                      Securities of the Corporation Beneficially Owned
                                                        Directly or Indirectly or Held by Associates
                                                     ----------------------------------------------------
                                                                       Options to
                                                                         Acquire     Class A   Percentage
                                                      Trilon Class A     Class A    Deferred    of Class
 Name                     Position(s) Held           Shares Held(/1/)  Shares(/2/) Share Units  (%)(/3/)
 ----                     ----------------           ----------------  ----------- ----------- ----------
 Colum P. Bastable....... Managing Partner,                   --         200,000         --        0.1
                          Commercial Property
                          Services
 Jeffrey M. Blidner...... Director and Vice-             162,600         470,000     22,325        0.4
                          Chairman
 Jack L. Cockwell........ Director                        10,694              --         --      < 0.1
 A. Gordon Craig......... Director                         1,000           5,000         --      < 0.1
 Susan E. Crocker........ Director                            --           5,000         --      < 0.1
 Bryan K. Davis.......... Vice-President and                  --         104,500         --      < 0.1
                          Chief Financial Officer
 Simon P. Dean........... Managing Partner,              100,000         295,000         --      < 0.2
                          Business Services
 William A. Dimma........ Director                        22,013           5,000         --      < 0.1
 Sy Eber, Dr............. Director                         1,000           5,000         --      < 0.1
 J. Peter Gordon......... Managing Partner,                   --         250,000         --        0.2
                          Restructuring Services
 Karen Kain.............. Director                            --           5,000         --      < 0.1
 Patrick Keenan.......... Director                         1,000           5,000         --      < 0.1
 Brian Kenning........... Managing Partner,                   --         240,000         --        0.2
                          Forest Products
 Trevor D. Kerr.......... Vice-President and                  --          91,000         --      < 0.1
                          Secretary
 Allen T. Lambert........ Director                       515,320         110,000         --        0.4
 Brian D. Lawson......... Managing Partner,                   --         440,000     62,030        0.3
                          Corporate Finance
 Frank N.C. Lochan....... Managing Partner,              309,342         307,061     26,385        0.4
                          Commercial Financing
 Donald C. Lowe.......... Director                        25,000           5,000         --      < 0.1
 Terry Lyons............. Managing Partner, Mining            --         240,000         --        0.2
 Cyrus Madon............. Managing Partner,               40,600         200,000     12,655        0.2
                          Advisory Services
 Kelly Marshall.......... Vice-President,                     --          85,000         --      < 0.1
                          Corporate Finance
 David R. McCamus........ Director                         5,000           2,000         --      < 0.1
 George E. Myhal......... Director and President         607,271         650,000     65,512        0.8
                          and
                          Chief Executive Officer
 Sam J. B. Pollock....... Managing Partner,              106,400         540,000     62,030        0.4
                          Merchant Banking
 Timothy R. Price(/4/)... Director and Chairman            1,000(/3/)    140,000      1,898        0.1
 Bruce K. Robertson...... Managing Partner, Asset         53,500         356,500     53,438        0.3
                          Management
 Jack S. Sidhu........... Vice-President and                  --          60,000         --      < 0.1
                          Assistant Treasurer
 John C. Tremayne........ Managing Partner and                --         273,000     28,921        0.2
                          Treasurer

-------
Notes:
(1) The following individuals hold indirect interests in Trilon Class A Shares pro-rata through EdperPartners, BNN Investments and Family Trusts
    (see "Ownership of Securities of the Offeror): J. Blidner - 426,429, J. Cockwell - 3,088,333, J.P. Gordon - 3,860, B. Kenning - 30,568, T. Kerr -
     76,247, A. Lambert - 94,960, B. Lawson - 790,692, F. Lochan - 89,980, G.
    Myhal - 1,203,374, S. Pollock - 630,119, T. Price - 1,741,948, B.
    Robertson - 346,337, and J. Tremayne - 242,061.

(2) Exercise prices range from $6.60 to $15.95.
(3) Percentage of outstanding Trilon Shares as at April 11, 2002 on a fully diluted basis.
(4) Mr. Price also holds indirectly 2,000 Class I Preferred Shares Series A of the Corporation.

                   TRADING IN SECURITIES OF THE CORPORATION

   During the six month period preceding the date of this Directors' Circular, neither the Corporation, nor the directors and senior officers of the Corporation nor, to the knowledge of the directors and senior officers of the Corporation, after reasonable inquiry, their respective associates, nor any person or company who beneficially owns or exercises control or direction over Class A Shares of the Corporation carrying more than 10% of a class of equity securities of the Corporation and no person acting jointly or in concert with the Corporation, traded any securities of the Corporation except as noted below:

                         Number of Trilon      Nature of        Purchase or Sale
Name                      Shares Traded       Transaction      Price of Trade ($) Date of Trade
----                     ---------------- -------------------- ------------------ -------------
Colum P. Bastable.......     150,000      Growth Exercise(/1/)       10.00        January 9, 2002
Bryan K. Davis..........       3,500      Growth Exercise(/1/)        8.40        March 11, 2002
Trevor D. Kerr..........       8,000      Growth Exercise(/1/)       11.30        February 20, 2002
                               8,000      Growth Exercise(/1/)       11.30        January 9, 2002
                               5,000      Growth Exercise(/1/)       11.00        November 9, 2001
Craig J. Laurie.........      10,000      Growth Exercise(/1/)       11.30        November 12, 2001
Allen T. Lambert........      30,000      Option Exercise(/1/)        6.60        March 8, 2002
                               8,000              Sale               15.10        January 3, 2002
Frank N.C. Lochan.......       9,000              Sale               17.13        March 13, 2002
                               1,100              Sale               17.25        March 12, 2002
                              12,600              Sale               16.84        March 11, 2002
                               5,000              Sale               16.40        March 4, 2002
                              10,000              Sale               16.50        March 4, 2002
                              10,000              Sale               16.10        February 27, 2002
                               5,000              Sale               16.20        February 27, 2002
                              20,000              Sale               16.07        February 26, 2002
                              10,000              Sale               16.05        February 19, 2002
                               2,000              Sale               16.00        February 14, 2002
                               5,000              Sale               16.05        February 7, 2002
                               3,000              Sale               15.75        January 29, 2002
                              20,000              Sale               16.00        January 7, 2002
David P. McCamus........       3,000      Growth Exercise(/1/)       11.00        February 11, 2002
Bruce K. Robertson......      43,500      Option Exercise(/1/)        6.60        December 7, 2001
John C. Tremayne........      16,000      Growth Exercise(/1/)        8.40        March 11, 2002

-------
(1) Under the Corporation's Management Share Option Plan participants, rather than exercising an in-the-money option, may elect to receive an amount (the "Growth Amount") equal to the difference between the market price of the Trilon Class A Shares underlying the options and the exercise price of the option, which Growth Amount will be payable either in cash or by issuance by the Corporation to the participant of a number of Trilon Class A Shares calculated by dividing the Growth Amount by the market price of the underlying Trilon Class A Share. These directors and senior officers accepted cash in satisfaction of the Growth Amount and their options were cancelled. The price shown in respect of each Growth Exercise and Option Exercise is the exercise price of the associated option.

   No Trilon Shares or securities exercisable for or convertible into Trilon Shares were issued to the directors and senior officers of the Corporation during the two-year period preceding the date of this Directors' Circular except as set forth below:

                               Nature of     Number of  Price
Name                        Transaction(/1/) Securities  ($)  Date
----                        ---------------- ---------- ----- ----
Jeffrey M. Blidner.........   Option Grant    100,000   15.95 February 25, 2002
                              Option Grant    120,000   13.00 March 2, 2001
                                Purchase      162,600    9.23 November 2, 2000
                              Option Grant    250,000    9.20 July 27, 2000
Susan E. Crocker...........   Option Grant      5,000   13.00 April 25, 2001
Bryan K. Davis.............   Option Grant     40,000   15.95 February 25, 2002
                              Option Grant     40,000   13.00 March 2, 2001
Simon P. Dean..............   Option Grant     70,000   15.95 February 25, 2002
                              Option Grant     60,000   13.00 March 2, 2001
                              Option Grant     75,000    9.20 July 27, 2000
J. Peter Gordon............   Option Grant     60,000   15.95 February 25, 2002
                              Option Grant     60,000   13.00 March 2, 2001
Karen Kain.................   Option Grant      5,000   13.00 April 25, 2001
Patrick Keenan.............   Option Grant      5,000   13.00 April 25, 2001
Trevor D. Kerr.............   Option Grant     20,000   15.95 February 25, 2002
                              Option Grant     20,000   13.00 March 2, 2001
Brian G. Kenning...........   Option Grant     45,000   15.95 February 25, 2002
                              Option Grant     50,000   13.00 March 2, 2001
Allen T. Lambert........... Option Exercise    30,000    6.60 March 8, 2002
                              Option Grant     20,000   15.95 February 25, 2002
                              Option Grant     20,000   13.00 February 8, 2001
                            Option Exercise    45,000    4.15 October 24, 2000
Brian D. Lawson............   Option Grant    100,000   15.95 February 25, 2002
                              Option Grant    100,000   13.00 March 2, 2001
Frank N.C. Lochan..........   Option Grant     45,000   15.95 February 25, 2002
                            Option Exercise    22,939    6.60 September 12, 2001
                              Option Grant     50,000   13.00 March 2, 2001
Terrence A. Lyons..........   Option Grant     45,000   15.95 February 25, 2002
                              Option Grant     50,000   13.00 March 2, 2001
Cyrus Madon................   Option Grant     50,000   15.95 February 25, 2002
                              Option Grant     50,000   13.00 March 2, 2001
Kelly Marshall.............   Option Grant     35,000   15.95 February 25, 2002
                              Option Grant     50,000   12.85 July 31, 2001
George E. Myhal............   Option Grant    100,000   15.95 February 25, 2002
                              Option Grant    120,000   13.00 March 2, 2001
                            Option Exercise   140,000    4.15 June 12, 2000
Sam J.B. Pollock...........   Option Grant    100,000   15.95 February 25, 2002
                              Option Grant    100,000   13.00 March 2, 2001
Timothy R. Price...........   Option Grant     20,000   15.95 February 25, 2002
                              Option Grant     25,000   13.00 March 2, 2001
Bruce K. Robertson.........   Option Grant    100,000   15.95 February 25, 2002
                            Option Exercise    43,500    6.60 December 7, 2001
                              Option Grant     80,000   13.00 March 2, 2001
                            Option Exercise    10,000    5.00 February 20, 2001
Jack S. Sidhu..............   Option Grant     30,000   15.95 February 25, 2002
                              Option Grant     30,000   13.00 March 2, 2001
John C. Tremayne...........   Option Grant     60,000   15.95 February 25, 2002
                              Option Grant     70,000   13.00 March 2, 2001

-------
(1) All grants involved Class A Shares.

            INTENTION OF DIRECTORS, SENIOR OFFICERS, ASSOCIATES AND
                CERTAIN SHAREHOLDERS WITH RESPECT TO THE OFFER

   Each of the directors and senior officers of the Corporation and their respective associates listed under "Directors and Senior Officers of the Corporation and Ownership of Securities" has indicated that at the date hereof he or she intends to accept the Offer, with respect to Trilon Shares currently owned held by such persons. With respect to options, see "Relationship between the Offeror and the Directors and Senior Officers of the Corporation".

                    OWNERSHIP OF SECURITIES OF THE OFFEROR

   The Corporation is advised that Brascan's major shareholder is EdperPartners Limited ("EdperPartners"). EdperPartners and its shareholders collectively own, directly and indirectly, exercise control over, or have options or warrants to acquire, approximately 27.1 million Brascan Shares, representing approximately 15% of the outstanding Brascan Shares on a fully diluted basis, and 85,120 Class B Limited Voting Shares of Brascan, representing all of the Class B Limited Voting Shares of Brascan. These shareholdings include the pro rata ownership of Brascan Shares held through BNN Investments Ltd., as further described below.

   Messrs. J.M. Blidner, J.L. Cockwell, A.T. Lambert, G.E. Myhal and T.R. Price, who are directors of the Corporation, as well as Messrs. P. Gordon, B. Kenning, T. Kerr, B. Lawson, F. Lochan, T. Lyons, S. Pollock, B. Robertson and
J. Tremayne, all officers of the Corporation, are also shareholders of EdperPartners. EdperPartners is an investment holding company owned by 37 investors with no one shareholder holding more than a 15% effective equity interest. Most of these investors are active in the business affairs of Brascan and its affiliates as directors and/or officers of these companies.

   Messrs. J.M. Blidner, P. Gordon, G.E. Myhal, B. Lawson, S. Pollock, B. Robertson and J. Tremayne, all officers of Trilon, own common shares of BNN Investments Ltd., a TSE listed investment company that owns 9.6 million Brascan Shares.

   The following table sets forth the number and class of securities of Brascan beneficially owned by each director or senior officer of the Corporation, directly or indirectly, or over which control or direction is exercised by each director and senior officer of the Corporation and, to the knowledge of the directors and senior officers after reasonable inquiry, by their respective associates:

                                                    Securities of Brascan Beneficially Owned
                                                  Directly or Indirectly or Held by Associates
                                          -------------------------------------------------------------
                                              Options to                                     Percentage
                             Brascan            Acquire       Brascan Share Brascan Deferred of Class
Name                     Shares Held(/1/) Brascan Shares(/2/) Warrants Held Share Units Held  (%)(/3/)
----                     ---------------- ------------------- ------------- ---------------- ----------
Jeffrey M. Blidner......      708,586                --               --             --         0.4
Jack L. Cockwell........    4,493,403           340,000          298,400         33,765         3.0
J. Peter Gordon.........        6,414                --               --             --         0.1
Brian G. Kenning........       30,793            20,000               --             --         0.1
Trevor D. Kerr..........      126,697                --               --             --         0.1
Allen T. Lambert........      145,293            12,500               --             --         0.1
Brian D. Lawson.........    1,178,973            35,000           99,900             --         0.8
Frank N.C. Lochan.......      154,630                --               --             --         0.1
Terrance A. Lyons.......       30,793            20,000               --             --         0.1
George E. Myhal.........    1,805,415           194,200               --             --         1.2
Sam J.B. Pollock........    1,047,053                --               --             --         0.6
Timothy R. Price........    2,558,975            20,000          315,575             --         1.7
Bruce K. Robertson......      575,499                --               --             --         0.3
John C. Tremayne........      355,227            17,274            5,000             --         0.2

-------
(1)Includes pro rata ownership of Brascan Shares held through EdperPartners and BNN Investments Ltd.
(2)Exercise prices range from $16.55 to $28.72.
(3)Percentage of outstanding Brascan shares as at April 11, 2002 on a fully diluted basis.

              RELATIONSHIP BETWEEN THE OFFEROR AND THE DIRECTORS
                    AND SENIOR OFFICERS OF THE CORPORATION

   None of the directors or senior officers of the Corporation is a director or officer of the Offeror or any of its subsidiaries (other than the Corporation) except for the following:

Name                        Brascan Title
----                        -------------
Jack L. Cockwell........... Director and Co-Chairman
Allen T. Lambert........... Director and Group Chairman, Financial Services
Brian D. Lawson............ Executive Vice-President and Chief Financial Officer
Cyrus Madon................ Vice-President, Corporate Development
Jack Sidhu................. Vice-President, Capital Markets
John C. Tremayne........... Senior Vice-President and Treasurer

   On the Expiry Date, holders of options granted under the management stock option plan (other than directors of Trilon who are not also officers of Trilon, whose options will accelerate and vest, and other than for option holders who are no longer officers or employees of Trilon or its affiliates) will exchange their options for options to acquire Brascan Shares under Brascan's management share option plan. The exercise price of the options to acquire Brascan Shares will be equal to two times the exercise price of the option to acquire Trilon Class A Shares, and one Brascan replacement option (each exercisable for one Brascan Share) will be granted by Brascan for every two options of Trilon held. The vesting and term of the options will be unchanged. The exchange ratio between the existing options and the replacement Brascan options is based on the terms of the Brascan Share consideration available in the Offer. An aggregate of 6,388,061 options are outstanding and held by senior officers and directors.

   On the Expiry Date, units under Trilon's Management Deferred Share Unit Plan ("MDSUP") will become a number of units under Brascan's management deferred share unit plan equal to one-half the number of units held under the MDSUP. An executive who holds units will receive additional units as dividends are paid on the Brascan Shares on the same basis as if dividends were reinvested pursuant to Brascan's dividend reinvestment plan and the cash value of the new units when redeemed will be equivalent to the market value of an equivalent number of Brascan Shares at the time of cessation of employment with Trilon. The exchange ratio between the existing units and the replacement units is based on the terms of the Brascan Share consideration available in the Offer.

   On the Expiry Date, Trilon Shares issued by the Corporation under its Management Share Purchase Plan ("MSPP") and held by the trustee of the MSPP will be deposited pursuant to the Offer. The consideration received will be held by the trustee of the MSPP and applied towards the loans granted pursuant to the MSPP. An aggregate of 162,600 Trilon Shares are held on behalf of one officer and director.

                  INTERESTS OF DIRECTORS, SENIOR OFFICERS AND
                 OTHERS IN MATERIAL CONTRACTS WITH THE OFFEROR

   Except as disclosed in this Directors' Circular, none of the directors or senior officers of the Corporation or their respective associates or, to the knowledge of the directors or senior officers of the Corporation after reasonable inquiry, any person or company who holds securities of the Corporation carrying more than 10% of any class of equity securities of the Corporation outstanding at the date of this Directors' Circular (other than Brascan) has any interest in any material contract to which Brascan is a party.

              ARRANGEMENTS OR AGREEMENTS BETWEEN THE CORPORATION
                     AND ITS DIRECTORS AND SENIOR OFFICERS

   There are no arrangements or agreements made or proposed to be made between the Corporation and any of the directors or senior officers of the Corporation pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or to such directors or senior officers for remaining in or retiring from office.

                               PRIOR VALUATIONS

   Trilon routinely assesses the value of assets prior to their acquisition, financing or refinancing and periodically reappraises specific assets in the ordinary course of its business. To the knowledge of the directors and officers of the Corporation, no other independent appraisal or valuation or material non-independent appraisal or valuation regarding Trilon or its material assets has been prepared within the two years preceding the date hereof.

              MATERIAL CHANGES IN THE AFFAIRS OF THE CORPORATION

   Except as disclosed or referred to in this Directors' Circular, to the knowledge of the directors and senior officers of the Corporation after reasonable inquiry, there has been no material change in the affairs or prospects of the Corporation since the date of the publication of its last financial statements, being the audited financial statements of the Corporation for the year ended December 31, 2001, and there is no information contained in such financial statements which is materially misleading because of events subsequent to their publication or any other information which has not been generally disclosed to the public which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

                               STATUTORY RIGHTS

   Securities legislation in certain of the provinces and territories of Canada provides securityholders of the Corporation with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                         CONSENT OF TD SECURITIES INC.

TO:Board of Directors of
   Trilon Financial Corporation

   We have provided our valuation opinion letter dated April 9, 2002, with respect to the value as of April 4, 2002 of the Class A Shares and Class B Non-Voting Shares of Trilon Financial Corporation, the value as of April 4, 2002 of the Class A Limited Voting Shares and the Non-Cumulative Class A Preference Shares, Series 11 of Brascan Corporation, and our opinion as of April 4, 2002 as to the fairness, from a financial point of view, of the consideration under the offer made by Brascan Corporation in an offer and circular dated April 11, 2002, to purchase all of the outstanding Class A Shares and Class B Non-Voting Shares of Trilon Financial Corporation which it does not already own (the "Valuation and Fairness Opinion").

   In that regard, we hereby consent to the reference to the Valuation and Fairness Opinion of our firm in the Directors' Circular dated April 11, 2002 (the "Directors' Circular") and to the inclusion of the foregoing Valuation and Fairness Opinion in the Directors' Circular. In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Board of Directors rely upon such Valuation and Fairness Opinion.

Toronto, Ontario                       (Signed) TD Securities Inc.
Dated: April 11, 2002

                           APPROVAL AND CERTIFICATE

   The contents of this Directors' Circular has been approved and the delivery and the distribution thereof authorized by the Board of Directors.

   The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the offer within the meaning of the Securities Act (Quebec).

April 11, 2002

                      On behalf of the Board of Directors

       (Signed) Timothy R. Price             (Signed) Jeffrey M. Blidner
         Chairman and Director               Vice-Chairman and Director

                                  SCHEDULE A

                        VALUATION AND FAIRNESS OPINION

                               [LOGO] Securities

                                           TD Securities Inc.
                                           TD Tower
                                           66 Wellington Street West, 8th
                                           Floor
                                           Toronto, Ontario M5K 1A2

April 9, 2002

The Independent Committee of the Board of Directors
Trilon Financial Corporation
BCE Place, 181 Bay Street
Suite 4420, P.O. Box 771
Toronto, Ontario
M5J 2T3

To the Independent Committee:

   TD Securities Inc. ("TD Securities") understands that Brascan Corporation ("Brascan" or the "Offeror") intends to make an offer (the "Offer") to acquire all of the outstanding Class A Shares (the "Trilon Class A Shares") and Class B Non-Voting Shares (the "Trilon Class B Non-Voting Shares") (individually or collectively as the context requires, the "Trilon Shares") of Trilon Financial Corporation ("Trilon" or the "Company") not already owned by Brascan or its affiliates. TD Securities understands that Brascan and its affiliates currently own approximately 70% of the issued and outstanding Trilon Shares. TD Securities further understands that the consideration under the Offer is, at the election of each holder of Trilon Shares, either (i) $17.00 in cash consideration ("Cash Consideration") per Trilon Share (subject to reduction by the $0.10 per Trilon Share dividend (the "Interim Dividend") to be paid by Trilon); (ii) 0.5 of a Class A Limited Voting Share of Brascan ("Brascan Class A Share Consideration") per Trilon Share; or (iii) 0.678 of a $25.00 Brascan Class A Preference Share, Series 11 ("Brascan Preference Shares") plus cash of $0.05 ("Brascan Preference Share Consideration") per Trilon Share, subject to proration such that the maximum aggregate Cash Consideration payable will be $388 million and the maximum aggregate number of Brascan Class A Limited Voting Shares issued will be 11.4 million shares, and, in the case of the Brascan Preference Share Consideration, subject to the issue of an aggregate minimum of $10 million in issue price of Brascan Preference Shares, or such lesser amount as Brascan may determine. The specific terms and conditions of the Offer are to be described in a take-over bid circular (the "Brascan Circular"), which is to be mailed to holders of Trilon Shares in connection with the Offer.

   TD Securities also understands that a committee (the "Independent Committee") of independent members of the board of directors (the "Board") of the Company has been constituted to consider the Offer and make recommendations thereon to the Board. TD Securities understands that the Offer is an "insider bid" within the meaning of Ontario Securities Commission Rule 61-501 and Policy Statement No. Q-27 of the Commission des valeurs mobilieres du Quebec (collectively, the "Policies"). The Independent Committee has retained TD Securities to provide financial advice and assistance to the Independent Committee in evaluating the Offer, including the preparation and delivery to the Independent Committee of a formal valuation of the Trilon Shares (the "Trilon Valuation"), the Brascan Class A Limited Voting Shares (the "Brascan Share Valuation"), and the Brascan Preference Shares
(the "Brascan Preference Share Valuation") (individually the "Valuation", or collectively as the context requires, the "Valuations") in accordance with the requirements of the Policies and its opinion as to the fairness (the "Fairness Opinion") of the consideration under the Offer, from a financial point of view, to the holders of Trilon Shares other than Brascan and its affiliates (the "Minority Shareholders").

Engagement of TD Securities by the Independent Committee

   The Independent Committee initially approached TD Securities regarding a potential financial advisory assignment in August 2001, and TD Securities was formally engaged by the Independent Committee pursuant to an engagement agreement (the "Engagement Agreement") dated September 6, 2001. In October 2001, the Independent Committee informed TD Securities that a potential transaction with Brascan was unlikely to proceed at that time, in large part as a result of the state of the financial markets. Following the public announcement by Brascan of its intention to acquire the Trilon Shares not already owned by it on March 26, 2002, the Independent Committee requested that TD Securities continue to provide it with financial advisory services and complete the work previously undertaken.

   The terms of the Engagement Agreement provide that TD Securities will receive a fee of $600,000 for its services and is to be reimbursed for its reasonable out-of-pocket expenses. In accordance with the requirements of the Policies, such fees and expenses will be paid by Brascan. In addition, the Company has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services. The fee payable to TD Securities is not contingent in whole or in part on the success of the Offer or on the conclusions reached in the Valuations or the Fairness Opinion.

   Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Valuations and the Fairness Opinion, along with a summary thereof, in a form acceptable to TD Securities, in the Brascan Circular and the directors' circular ("Directors' Circular") which will be mailed to Trilon shareholders in connection with the Offer, and to the filing thereof, as necessary, by the Company with the applicable Canadian securities commissions or similar regulatory authorities.

Credentials of TD Securities

   TD Securities is a Canadian investment banking firm with operations in a broad range of activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.

   The Valuations and the Fairness Opinion are the opinions of TD Securities and their form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Independence of TD Securities

   Neither TD Securities, nor any of its affiliates is an insider, associate or affiliate (as those terms are used in the Policies) of the Company, the Offeror or any of their respective affiliates (collectively, the "Interested Parties"). Except as financial advisor to the Independent Committee, neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Offer.

   During the 24 months preceding the engagement by the Independent Committee, TD Securities has provided various financial advisory services in connection with unrelated transactions, and has participated in various other securities offerings and financial transactions involving Brascan and certain of its associates and affiliates. TD Securities is an investor in certain investment funds managed by Trilon. The Toronto-Dominion Bank ("TD Bank"), the parent company of TD Securities, is a lender pursuant to certain credit facilities involving Brascan and certain of its associates and affiliates.

   TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Offer, the Company, or other Interested Parties.

   The fees paid to TD Securities in connection with the mandates outlined above, together with the fees payable to TD Securities pursuant to the Engagement Agreement, are not financially material to TD Securities. No understandings or agreements exist between TD Securities and either the Company, the Offeror or any Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, the Offeror or any Interested Party, and TD Bank may provide banking services to the Company, the Offeror or any Interested Party.

Scope of Review

   In connection with the Valuations and the Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

  1. April 4, 2002 draft of the Circular;

  2. annual reports of the Company for the three years ended December 31, 1999, 2000 and 2001;

  3. quarterly reports of the Company for the three-month periods ended March 31, June 30, and September 30, from 1998 to 2001;

  4. Trilon corporate profile presentations prepared by management of Trilon for the three month periods ended June 30, 2001 and December 31, 2001;

  5. annual information forms of the Company for the two years ended December 31, 1999 and 2000;

  6. articles of incorporation and bylaws (as amended) and organizational chart for the Company;

  7. minutes of meetings of the Board, the audit committee, the independent committee, the governance committee and business conduct committee of the Company held between December 31, 1998 and April 4, 2002;

  8. notices of annual meetings of shareholders and management information circulars of the Company for the three years ended December 31, 1999, 2000 and 2001;

  9. press releases and other regulatory filings of the Company filed on the System for Electronic Document Analysis and Retrieval ("SEDAR") from December 31, 1998 to April 4, 2002;

  10. supplementary financial information regarding the Company's assets and liabilities as of June 30, 2001, September 30, 2001 and December 31, 2001, prepared by management of Trilon;

  11. unaudited projected financial statements for the Company, prepared by management of Trilon for the years ending December 31, 2002 and 2003;

  12. income tax returns for Trilon, Trilon Capital Partners Limited, Trilon Bancorp Inc., Trilon Securities Corporation ("Trilon Securities"), and 3396762 Canada Limited for the year ended December 31, 2000;

  13. a schedule of Trilon Class A Shares and Trilon Class B Non-Voting Shares issued and outstanding as of February 28, 2002, prepared by management of Trilon;

  14. a schedule of management options outstanding as of March 31, 2002, prepared by management of Trilon;

  15. Trilon Trust Indenture dated August 19, 1996, providing for the issue of $125,000,000 8.35% Debentures due December 1, 2006;

  16. Trilon Trust Indenture dated March 11, 1997, providing for the issue of $125,000,000 7.25% Debentures due June 1, 2007;

  17. Trilon Trust Indenture dated October 5, 2000, providing for the issue of $125,000,000 7.35% Medium Term Notes due October 5, 2005;

  18. Trilon bank credit agreements;

  19. report regarding the Company's corporate expenses for the year ended December 31, 2000 prepared by management of Trilon;

  20. discussions with senior management of the Company with respect to the information referred to above and other issues deemed relevant, including management estimates of potential synergies and other financial benefits which may accrue to Brascan as a result of the Offer or to other potential purchasers;

  21. various press releases and other regulatory filings of B.C. Pacific Capital Corporation, Northgate Exploration Limited ("Northgate"), MIST Inc. ("MIST"), MediSolution Ltd. ("MediSolution"), Queensway Financial Holdings Limited ("Queensway"), Brookfield Properties Corporation ("Brookfield"), BPO Properties Ltd. ("BPO Properties") and Brascan filed on SEDAR from December 31, 1998 to April 4, 2002;

  22. audited financial statements for Imagine Reinsurance Holdings Limited (the "Imagine Group") for the period from the date of incorporation of December 18, 1998 to June 30, 2001 and December 31, 2001;

  23. merger agreement between the Imagine Group and Enterprise Reinsurance Holdings Corporation ("Enterprise Re") dated May 18, 2001;

  24. closing documents related to the Company's US$200 million investment in the Imagine Group completed in October 2000;

  25. circular regarding the offer by the Company to purchase for cash 25,000,000 Trilon Class A Shares at a purchase price of not more than $12.00 nor less than $10.00 per share, dated December 21, 2000;

  26. notice of the special and annual meeting and management information circular concerning the annual and special meeting of Royal LePage Limited ("Royal LePage") to approve the proposed amalgamation of Royal LePage and 1343085 Ontario Limited, a subsidiary of the Company, dated March 10, 1999;

  27. unanimous shareholder agreement among the Company and principals of Highstreet Asset Management Inc. ("Highstreet") dated September 30, 1998;

  28. loan facility arrangement between the Company and Highstreet dated June 30, 1998, amended April 7, 2000;

  29. asset transfer agreement and supporting documentation between EdperBrascan Corporation ("EdperBrascan") and Hees International Limited regarding the sale of Hees International Investments Inc. dated September 24, 1997;

  30. representations contained in a certificate dated as of April 4, 2002, from senior officers of the Company;

  31. representations contained in a certificate dated as of April 4, 2002, from senior officers of Brascan;

  32. a due diligence session (the "Due Diligence Session") among Brascan and its syndicate of underwriters on April 2, 2002, in connection with Brascan's offering of 5.0 million unsecured junior subordinated debentures for gross proceeds of $125 million;

  33. discussions with the Company's auditors;

  34. discussions with members of the Independent Committee;

  35. various research publications prepared by equity research analysts regarding the Company, Brascan, the industries in which Trilon and Brascan conduct business, and other selected public companies considered relevant;

  36. credit rating publications regarding the Company from Dominion Bond Rating Services Limited ("DBRS") and Standard & Poor's ("S&P" and its predecessor, Canadian Bond Rating Service Inc.) from December 31, 1998 to April 4, 2001;

  37. public information relating to the business, operations, financial performance and stock trading history of the Company, Brascan, and other selected public companies considered relevant;

  38. public information with respect to certain other transactions of a comparable nature considered relevant; and

  39. such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

   TD Securities has not, to the best of its knowledge, been denied access by the Company to any information requested by TD Securities.

   The Valuations and the Fairness Opinion have been prepared in accordance with the disclosure standards for formal valuations and fairness opinions of the Investment Dealers Association of Canada (the "IDA"), but the IDA has not been involved in the preparation or review of the Valuations or the Fairness Opinion. In a letter to TD Securities dated April 9, 2002, as per IDA bylaw 29.22, the Independent Committee concluded that the perceived detriment to Trilon and holders of Trilon Shares of the disclosure of certain sensitive information in the Valuations and Fairness Opinion, outweighs the benefit of disclosure of such information to the readers of the Valuations and Fairness Opinion. Accordingly, TD Securities has conformed its disclosure to reflect the conclusion of the Independent Committee, resulting in the presentation of certain portions of the analysis contained in the Valuations and the Fairness Option in summary form.

Prior Valuations

   The Company and the Offeror have represented to TD Securities that there have been no independent valuations or appraisals (as defined in the Policies) of Trilon, or material non-independent appraisals or valuations of Trilon, or any of Trilon's material securities, material subsidiaries, or material assets made in the preceding 24 months and in the possession or control of Trilon or the Offeror.

   The Offeror has represented to TD Securities that there have been no independent valuations or appraisals (as defined in the Policies) of Brascan, or material non-independent appraisals or valuations of Brascan, or any of Brascan's material securities, material subsidiaries, or material assets made in the preceding 24 months and in the possession or control of Brascan.

General Assumptions and Limitations

   With the Independent Committee's acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy and completeness of all data and other information obtained by it from public sources or provided to it by the Company, the Offeror and their respective personnel, advisors, or otherwise, including the certificates identified below (collectively, the "Information"). The Valuations and the Fairness Opinion are conditional upon such accuracy and completeness. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy or completeness of any of the Information.

   With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which, in the opinion of the Company, are (or were at the time of preparation and continue to be) reasonable in the circumstances.

   Senior officers of the Company have represented to TD Securities in a certificate dated April 4, 2002, among other things, that (i) the Company has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to the assets, liabilities, affairs, prospects or condition (financial or otherwise) of Trilon and its subsidiaries, which would reasonably be expected to affect materially the Valuation and/or Fairness Opinion to be provided by TD Securities; (ii) with the exception of forecasts, projections or estimates referred to in (iv) below, the information and data filed on SEDAR, or provided orally by or in the presence of an officer or employee of Trilon or in writing by Trilon, in respect of Trilon or its subsidiaries and their respective assets, liabilities, affairs, prospects, or conditions (financial or otherwise) or their respective agents to TD Securities in connection with the Offer is or, in the case of historical information and data, was, at the date as of which it was prepared, true and accurate in all material respects and no additional material, data or information would be required to make the information and data provided to TD Securities not misleading in the light of circumstances in which it was provided; (iii) to the extent that any of the information and data identified in (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities by Trilon; (iv) any portions of the information and data provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of Trilon, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no independent valuations or appraisals of Trilon, or material non-independent appraisals or valuations of Trilon, or any of Trilon's material securities, material subsidiaries, or material assets made in the preceding 24 months and in the possession or control of Trilon;
(vi) there have been no offers for or transactions involving all or a material part of the properties and assets owned by, or the securities of, Trilon, or any of its material subsidiaries made in the preceding 24 months; (vii) Trilon has complied in all material respects with the letter agreement between TD Securities and Trilon dated September 6, 2001; (viii) there is no plan or proposal for any material change (as defined in the Securities Act (Ontario)) in the assets, liabilities, affairs, prospects or condition (financial or otherwise) of Trilon, or to the knowledge of Trilon, or any of its subsidiaries which has not been disclosed to TD Securities; and (ix) Trilon has no knowledge of any material non-public information concerning the securities of Trilon, or the assets, liabilities, operations, affairs, prospects or condition (financial or otherwise) of Trilon and its subsidiaries, considered on a consolidated basis, that has not been generally disclosed, except such information that has been disclosed to TD Securities by Trilon.

   Senior officers of Brascan have represented to TD Securities in a certificate dated as of April 4, 2002, that (i) Brascan has no information or knowledge of any facts public or otherwise not filed on SEDAR relating to the assets, liabilities, affairs, prospects or condition (financial or otherwise) of Brascan and its subsidiaries, which would reasonably be expected to affect materially the Valuation and/or Fairness Opinion to be given by TD Securities;
(ii) there have been no changes in any material facts or new material facts relating to Brascan and its subsidiaries that have not been filed on SEDAR;
(iii) there have been no independent valuations or appraisals of Brascan, or material non-independent appraisals or valuations of Brascan, or any of Brascan's material securities, material subsidiaries (including Trilon), or material assets made in the preceding 24 months and in the possession or control of Brascan; (iv) there have been no offers for or transactions involving all or a material part of the properties and assets owned by, or the securities of, Brascan, or any of its material subsidiaries (including Trilon) made in the preceding 24 months; (v) there is no plan or proposal for any material change (as defined in the Securities Act (Ontario)) in the assets, liabilities, affairs, prospects or condition (financial or otherwise) of Brascan, or to the knowledge of Brascan, or any of its subsidiaries (including Trilon) which has not been disclosed publicly on SEDAR; (vi) Brascan has no knowledge of any material non-public information concerning the securities of Brascan, or the assets, liabilities, operations, affairs, prospects or condition (financial or otherwise) of Brascan and its subsidiaries (including Trilon), considered on a consolidated basis, that has not been generally disclosed; and (vii) since April 2, 2002, there have been no material adverse changes in the assets, liabilities, operations, affairs, prospects or condition (financial or otherwise) of Brascan or in respect of any information provided by Brascan in the Due Diligence Session.

   In preparing the Valuations and Fairness Opinion, TD Securities has made several assumptions, including that all final versions of documents will conform in all material respects to the drafts provided to TD Securities, conditions precedent to the completion of the Offer can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse condition or qualification, the procedures being followed to implement the Offer are valid and effective, the Circular and Directors' Circular will be distributed to the shareholders of the Company in accordance with the applicable laws, and the disclosure in the Circular and Directors' Circular will be accurate in all material respects and will comply, in all material respects, with the requirements of all applicable laws. In its analysis in connection with the preparation of the Valuations and the Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities, the Company, or the Offeror. All financial figures in the Valuations and the Fairness Opinion are expressed in thousands of Canadian dollars unless otherwise stated.

   The Valuations and the Fairness Opinion have been provided for the use of the Independent Committee and the Board and are not intended to be, and do not constitute, a recommendation that any shareholder of the Company tender Trilon Shares to the Offer. The Valuations and the Fairness Opinion may not be used by any other person or relied upon by any other person other than the Independent Committee and the Board without the express prior written consent of TD Securities.

   The Valuations and the Fairness Opinion are rendered as of April 4, 2002 (the "Valuation Date"), on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of the Company, the Offeror and their respective affiliates as they were reflected in the Information provided to TD Securities. Any changes therein may affect the Valuations or the Fairness Opinion and, although TD Securities reserves the right to change or withdraw any or all of the Valuations or the Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update any of the Valuations or the Fairness Opinion after the Valuation Date. In preparing the Valuations and the Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of, or any business combination or other extraordinary transaction involving, the Company, nor did TD Securities negotiate with any party in connection with such a transaction involving the Company.

   The preparation of a valuation and fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuations and the Fairness Opinion. Accordingly, the Valuations and the Fairness Opinion should be read in their entirety.

Overview of Trilon

   Trilon is a financial services company that provides asset management and merchant banking services. Trilon also provides select business services and is active in the capital markets. The Company's clients include corporations, institutions, governments and high net-worth individuals. In conducting its business, Trilon leverages the knowledge and expertise of its associates and affiliates including Brascan, Brookfield, BPO Properties, Great Lakes Power Limited, Noranda Inc., Falconbridge Limited, and Nexfor Inc. (collectively referred to as the "Brascan Affiliates") and focuses its activities on industry sectors that require substantial amounts of capital including real estate, energy, natural resources and financial services. According to Trilon's annual report dated December 31, 2001, as of that date approximately 55% of Trilon's gross assets and a material portion of its revenues for the 12 months ending that date were related to Brascan Affiliates and other related parties, Trilon subsidiaries and Trilon managed funds (collectively, "Related Parties"). Trilon's operations are grouped under four core business segments:
Asset Management, Merchant Banking, Business Services and Capital Markets.

Asset Management

   Trilon's asset management activities include the management of alternative asset-class investments on behalf of institutional, corporate and high net worth investors, as well as traditional fixed income and equity investments. Trilon invests a significant amount of its own capital, as well as capital of Brascan Affiliates, in the funds that it manages and also assists in making a secondary market for the investors in the funds being managed. This business segment also includes Trilon's finite-risk reinsurance operations, the Imagine Group, which manages more than $1 billion in assets on behalf of its reinsurance clients. As at December 31, 2001, Trilon's Asset Management segment had, directly and through its associates, approximately $3.8 billion of assets under management including $650 million invested directly by Trilon.

   Trilon's asset management activities are focused on two principal types of financial investments. The first type includes private equity assets which require special management expertise, such as restructuring loans and debentures, and venture capital assets. The second type includes financial assets such as income and dividend funds (which may contain assets such as high-yielding common shares), high-yield debt, preferred shares and leases.

   Trilon entered the finite-risk reinsurance business in October 2000 with its commitment of US$200 million to start-up the Bermuda-based Imagine Group. This business has since expanded with the Imagine Group's acquisition of Enterprise Re for US$95 million in July 2001.

Merchant Banking

   Trilon's merchant banking activities are primarily focused on providing bridge loan financings normally to facilitate acquisitions by clients, especially those clients without ready access to the capital markets. Merchant banking loans, which range in size from $10 million to $150 million, are secured, typically have an intended term of two years or less, and normally provide a banking return plus a participation in the assets financed, and are often refinanced at maturity with the proceeds from asset sales, or the issuance of preferred or common equity. Trilon also provides advice and capital to corporations repositioning their assets to improve profitability and enhance shareholder value or to complete a financial restructuring where the amount or nature of their debt is large in relation to their equity or current earnings base.

   Revenue from the Merchant Banking segment is comprised of fees, commissions and gains realized on participations in the appreciation of the assets being financed, as well as interest and dividends earned on securities and loans receivable. Revenue in this segment of the Company is driven for the most part by the knowledge and expertise of the Brascan Affiliates and its management. As at December 31, 2001, Trilon had $685 million of loans receivable and investments in the Merchant Banking segment.

Business Services

   Trilon's Business Services segment provides residential home-related services to corporations, governments and institutions including relocation services, appraisal services, move management and transaction closing services. Revenue is primarily generated through fees although a small amount of net financing income is generated through the relocation business. Also included in this business segment is Trilon's holdings of equity and debt securities of MIST, a provider of transaction processing services to banks and processors.

Capital Markets

   Trilon's capital markets activities are described below and include investment banking, brokerage services, and commercial financing.

Investment Banking

   Trilon's investment banking activities include securities underwriting, providing advisory services to clients in the areas of business acquisitions, financings, restructurings and dispositions, and proprietary trading. Revenues are generated from fees for service, interest and dividend income, and capital gains. Trilon's investment banking activities are conducted through Trilon Securities which is registered in Ontario as an investment dealer and is a member of the IDA. Trilon also owns a 40% interest in Banco Brascan, a Brazilian investment bank, owned in partnership with Mellon Financial Corporation. Non-Canadian underwriting fees come principally from fixed income products. Lacking a captive distribution network, participation in domestic securities underwritings is normally limited to less than 10% and includes underwriting securities of Brascan Affiliates (although these do not represent a significant portion of the overall revenue).

Brokerage Services

   Trilon provides brokerage and other real estate services to commercial and residential customers across Canada under the Royal LePage brand name. Royal LePage offers full-service residential real estate brokerage services, through a sales force of approximately 8,000 sales agents operating out of approximately 500 locations across Canada. Commercial brokerage and related services are provided in the investment, office, industrial and retail markets through a network of offices in major business centres across Canada. Trilon also provides securities brokerage services through Trilon Securities.

Commercial Financing

   Trilon offers a select range of commercial financing activities including commercial mortgages, term and revolving credit facilities, project loans, and debenture financings, largely to Brascan Affiliates, most notably Brookfield and BPO Properties. Trilon arranges financings for its clients and may also purchase securities for its own account to facilitate its clients' financing plans. Trilon's commercial financing operations also include treasury functions of certain Brascan Affiliates and the management of Trilon's own significant surplus of funds pending attractive re-investment opportunities. Trilon is also active in the capital markets for its own account and owns debentures, high-yield bonds, preferred and common shares. Activities in this segment are funded in part by Trilon's long-term debt and preferred shares.

Historical Financial Information

Operating Results

   The following table summarizes Trilon's consolidated operating results for the five fiscal years ended December 31, 1997 to 2001:

                                                    Year ended December 31,
($ millions, except per share amounts)           ------------------------------
                                                  1997  1998  1999  2000  2001
                                                 ------ ----- ----- ----- -----
Summary Consolidated Operating Results
Revenue......................................... $  283 $ 326 $ 367 $ 414 $ 444
Net income......................................    789   179   357   236   251
Net income to common shareholders...............    772   151   330   206   222
Net income to common shareholders before
 deferred
 investment gains...............................    104   151   180   206   222
Net income per common share before deferred
 investment
 gains (basic).................................. $ 0.65 $0.93 $1.10 $1.27 $1.49
Dividend per common share.......................  0.325  0.42  0.50  0.58  0.64

($ millions, except per   Year ended December 31,
share amounts)            ----------------------------
                          1997  1998  1999  2000  2001
                          ----  ----  ----  ----  ----
Earnings by Business
 Segment(/1/)
Asset Management......... $  5  $ 16  $ 19  $ 22  $ 42
Merchant Banking.........    4    46    62    72    67
Business Services........    0     4     7    12     8
Capital Markets
 Investment Banking......   20    35    46    53    77
 Brokerage Services......    7     5    10    13    11
 Commercial Financing....   18    78    69    71    56
Equity Accounted
 Investments.............   79     0     0     0     0
                          ----  ----  ----  ----  ----
                          $134  $183  $213  $242  $261
                          ----  ----  ----  ----  ----
Dividend gross-up
 adjustment(/2/).........  (30)  (32)  (33)  (36)  (39)
                          ----  ----  ----  ----  ----
Net income to common
shareholders before
deferred
investment gains......... $104  $151  $180  $206  $222
                          ====  ====  ====  ====  ====

-------
(1) Historical results restated by Trilon management to conform with current business segment groupings.
(2) Income from certain securities has been expressed on an equivalent before-tax basis. This adjustment represents the income tax attributable to dividend income, which was previously taxed in the hands of the payors.

   The following table summarizes Trilon's balance sheet information as at December 31, 2000 and December 31, 2001:

($ millions, except per share amounts)                 December 31, December 31,
                                                           2000         2001
                                                       ------------ ------------
Consolidated Balance Sheet
Cash and equivalents..................................    $   92       $  168
Securities............................................     1,687        1,677
Loans and receivables.................................     1,587        1,579
Other.................................................       175          161
                                                          ------       ------
Total assets..........................................    $3,541       $3,585
                                                          ======       ======
Accounts payable and other............................    $  192       $  315
Borrowings............................................       642          610
Preferred shares......................................       587          587
Common shareholders' equity...........................     2,120        2,073
                                                          ------       ------
Total liabilities and shareholders' equity............    $3,541       $3,585
                                                          ======       ======
Book value per share..................................    $13.03       $13.97
Net Assets by Segment
Asset Management......................................    $  314       $  650
Merchant Banking......................................       551          665
Business Services.....................................       141          141
Capital Markets
 Investment Banking...................................       429          307
 Brokerage Services...................................        77           81
 Commercial Financing.................................       697          300
                                                          ------       ------
                                                          $2,208       $2,144
Corporate accounts payable and other..................       (88)         (71)
                                                          ------       ------
Common shareholders' equity...........................    $2,120       $2,073
                                                          ======       ======

   As at February 28, 2002, there were 151,630,756 Trilon Shares issued and outstanding (158,018,817 on a fully diluted basis).

Share Trading Information

   Trilon Class A Shares are listed on The Toronto Stock Exchange ("TSE") under the symbol TFC.A. The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the
TSE:

                                                  Closing Price
                                                  ($ per Trilon   Total Volume
                                                     Class A    (000's of Trilon
                                                     Share)     Class A Shares)
                                                  ------------- ----------------
Period                                             High   Low
------                                            ------ ------
2001
January.......................................... $12.65 $11.65       6,192
February.........................................  14.05  12.35       2,522
March............................................  14.10  12.50       1,737
April............................................  13.60  12.80       1,106
May..............................................  13.50  12.95       1,292
June.............................................  13.50  12.80       1,796
July.............................................  13.04  12.75         984
August...........................................  14.10  12.75       1,417
September........................................  14.48  12.90       1,272
October..........................................  13.99  13.25         956
November.........................................  14.15  13.30       1,453
December.........................................  15.50  13.85       1,596
2002
January.......................................... $16.10 $15.00       1,268
February.........................................  16.21  15.20       2,433
March 1-25.......................................  17.97  16.00       1,764
March 26 to April 3..............................  18.10  17.00      20,713

   The closing price of the Trilon Class A Shares on the TSE on March 25, 2002, one day prior to the announcement of the Offer on March 26, 2002, was $16.50.

Trilon Valuation

Definition of Fair Market Value

   For purposes of the Trilon Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay a prudent and informed seller each acting at arm's length with the other and under no compulsion to act. TD Securities has made no downward adjustment to the fair market value of the Trilon Shares to reflect the liquidity of the Trilon Shares, the effect of the Offer or the fact that the Trilon Shares Minority Shareholders do not form part of a controlling interest.

Approach to Value

   The Trilon Valuation is based upon techniques and assumptions that TD Securities considers appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the Trilon Shares. Given that Trilon is active in a number of different business segments, TD Securities believes that a segmented approach is the most appropriate method to use in valuing the Company. As a result, TD Securities' approach to determine the fair market value of the Trilon Shares was the Net Asset Value ("NAV") approach which involves attributing values to the Company's assets and liabilities on a segmented basis. This approach reflects the different risks, growth prospects and earnings contribution of each of Trilon's business segments and the various assets within those segments. TD Securities believes that the NAV approach is particularly relevant for Trilon since a high percentage of the Company's assets are financial in nature rather than assets of operating businesses. Except where noted, the valuation approach arrives at a going concern, en bloc sale value of the Trilon Shares.

Valuation Methodology

   In preparing the Trilon Valuation, TD Securities relied primarily upon three valuation methodologies:

  1. asset value analysis;

  2. discounted cash flow ("DCF") analysis; and

  3. comparable precedent transactions analysis.

   TD Securities also reviewed market trading multiples of selected public companies in the industry segments in which Trilon operates to determine whether a comparable company market trading analysis might imply values which exceed values determined by the above methodologies. Based on this review in each business segment, TD Securities concluded that the comparable company market trading analysis implied values that were generally below the values determined by the other methodologies. Given the foregoing and the fact that market trading prices generally reflect minority discount values and do not reflect an en bloc sale value, TD Securities utilized this methodology only as a check on the primary methodologies set out above.

Asset Value Analysis

   All material financial assets within Trilon were valued individually on a mark-to-market basis. Publicly traded assets were valued via quoted market prices based on volume-weighted average trading prices for the 20 trading days ended April 3, 2002. Private investments were valued based on TD Securities' estimates of the amounts at which the instruments could be exchanged in a transaction between knowledgeable and willing parties and/or by using comparable publicly-traded securities as proxies. Longer-term loans were valued based on discounting cash flows receivable under the existing terms of the loans at a rate that reflects refinancing the loans under current market conditions, that is, at rates reflecting the current cost of capital and risk in receiving the corresponding cash flows. Loans with near-term maturities were valued based on TD Securities' view on the probability of return of the outstanding principal or current market rates to extend the term of these loans by one year.

   As a basis for choosing the appropriate discount rates, TD Securities first reviewed the credit quality of the issuer, or an issuer considered by TD Securities to be comparable, and the sector of the economy in which the issuer operates. In reviewing the corporate banking, public debt, commercial banking, merchant banking, and high-yield debt markets, TD Securities estimated the most appropriate cost of capital for each particular loan.

   Cash flows not related to investment income were valued using comparable precedent transactions analysis. These cash flows primarily consisted of any fee streams (including underwriting and advisory fees, reinsurance fees and asset management fees) and participation gains less operating costs (primarily salaries) specific to the segment.

DCF Analysis

   The Brokerage & Business Services segment, was valued using a DCF approach. The DCF approach reflects the growth prospects and risks inherent in the business by taking into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the business. The DCF approach requires that certain assumptions be made regarding, among other things, future unlevered after-tax free cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates used in establishing a range of values.

Comparable Precedent Transactions Analysis

   The comparable precedent transactions approach consists of selecting appropriate value benchmarks based on recently completed transactions of a comparable nature specific to each business segment, in which there was sufficient public information to derive valuation multiples, and applying these value benchmarks to the appropriate Trilon metrics to determine values for each business segment. The transaction multiples are based on arm's length transactions of businesses that are similar in size, operating characteristics, risk profile and asset type, among other factors, to Trilon's activities in specific segments.

   The process of analyzing valuation multiples implied by comparable precedent transactions and applying these multiples to the various segments of Trilon involved certain judgments and assumptions concerning the financial performance and operating characteristics of the companies involved in the precedent transactions considered comparable to the segments of Trilon.

Net Asset Value Approach

   Although Trilon currently reports its financial results in four business segments, the Company was separated into five business segments for the purposes of the NAV Approach: Asset Management, Merchant Banking, Investment

Banking (member of the Capital Markets reporting group), Commercial Financing (member of the Capital Markets reporting group) and Brokerage & Business Services (member of the Capital Markets and Business Services reporting groups). TD Securities believes that for valuation purposes, Investment Banking, Brokerage and Business Services and Commercial Finance are disparate businesses and should be analyzed and valued separately.

                                 [FLOW CHART]

   The NAV approach aggregates a value for the Company by separately considering each operating and financial asset, whose individual values are estimated through the application of the methodology considered by TD Securities to be most appropriate in the circumstances, net of obligations, corporate costs and liabilities. In addition to the assets of the five business segments outlined above, there are an additional five components to the NAV analysis:

  1. other assets and liabilities;

  2. debt and preferred shares of the Company;

  3. stock options;

  4. tax pools; and

  5. capitalized corporate general and administrative ("G&A") expenses.

   TD Securities considered the financial assets held by the Company as at December 31, 2001, the most recent date of financial reporting, and adjusted the holdings for material acquisitions, divestitures, or refinancings of assets known to have occurred during 2002 up until the Valuation Date. All financial assets were valued as at the Valuation Date based on the current mark-to-market values with the exception of securities of Trilon or Brascan. Any Trilon or Brascan securities held by Trilon as well as obligations of Trilon were valued at the 20-day volume-weighted average trading price as at March 25, 2002, the last trading day before the announcement by Brascan of its intention to acquire the Trilon Shares not already owned by it, to remove the possible effect of the announcement on the trading prices of the securities. All U.S. dollar denominated securities were converted to Canadian dollars at an average exchange rate of 1.5867 for the 20 days ended April 3, 2002.

   Trilon Class A Shares and Trilon Class B Non-Voting Shares were considered to have equal financial value for the purposes of the NAV Approach. TD Securities understands that the major differences between these classes of shares are that the Trilon Class B Non-Voting Shares have a small preferential quarterly dividend right, do not generally have voting rights, and are not publicly listed. However, the actual dividends paid by Trilon have been well in excess of the preferential dividend for at least the last five years and TD Securities believes that it is unlikely that this condition will affect the dividends paid to the Trilon Class A Shares in the future. In addition, Trilon Class B Non-Voting Shares are convertible on a one-for-one basis into Trilon Class A Shares.

Asset Management

   TD Securities applied the asset value approach in valuing the Asset Management segment, with the exception of the Imagine Group, Trilon's reinsurance operations. TD Securities selected a 2001 earnings before interest, taxes, depreciation, and amortization ("EBITDA") multiple of 10.0x to 13.0x for the management fees and operating costs of the business, excluding the Imagine Group, based on selected comparable precedent transactions in the asset management industry listed in Table 1 in Appendix A.

   Based on discussions with Trilon management, TD Securities understands that only $100 million of the Imagine Group's total net assets of $315 million has been deployed at this time to support the reinsurance business. TD Securities selected a multiple of 1.5x to 2.0x book value for these assets based on selected comparable transactions in the reinsurance industry listed in Table 2 in Appendix A. TD Securities understands that the other assets of the Imagine Group currently consist primarily of liquid fixed income investments and valued these assets at their book value.

   The following is a summary of the range of enterprise values of the Asset Management segment:

                                                                   Value
($ in thousands)                  Book Value                 ------------------
                                 (31-Dec-2001)   Multiple      Low       High
                                 ------------- ------------- --------  --------
Investments
 The Imagine Group
  Deployed assets...............   $100,000      1.5x - 2.0x $150,000  $200,000
  Other assets..................    215,000             1.0x  215,000   215,000
                                                             --------  --------
 Total Imagine Group............                             $365,000  $415,000
 First Toronto Investments......    282,000                   282,000   282,000
 Other (Various)................      6,000                    10,200    11,565
                                   --------                  --------  --------
Total Investments...............   $603,000                  $657,200  $708,565
                                   ========
                                  Base Amount    Multiple
                                 ------------- -------------
Loans and Debentures............                             $ 31,272  $ 48,755
Management Fees.................   $  7,000    10.0x - 13.0x   70,000    91,000
Operating Costs (Salaries)......     (1,931)   10.0x - 13.0x  (19,313)  (25,106)
                                                             --------  --------
Total...........................                             $739,160  $823,213
                                                             ========  ========

   With the exception of Trilon's reinsurance operations, TD Securities did not consider the comparable precedent transactions approach relevant in determining the value of the Asset Management segment. Trilon's asset management operations were established relatively recently in 1997, are unique in focus on non-conventional alternative investments such as high-yield loans, income and dividend product, and Trilon's own investment in the funds that it manages is relatively large in comparison to other asset management companies.

   Based on the foregoing, TD Securities valued the Asset Management segment at $740 million to $820 million.

Merchant Banking

   TD Securities relied on the asset value approach in valuing the portfolio of investments made in the Merchant Banking segment. For the purposes of assigning a value to the fees, participations, and operating expenses generated by the Merchant Banking segment, TD Securities considered the fee streams earned in comparable asset management businesses, as managing these assets is similar to asset management and Trilon intends to move more of its Merchant Banking portfolio to the Asset Management segment over time. For these reasons, TD Securities selected the same multiples as were used to value the fee streams in the Asset Management section or 10.0x to 13.0x 2001 EBITDA which were based on Table 1 in Appendix A.

   The following is a summary of the range of enterprise values of the Merchant Banking segment:


Consolidated by Type(/1/)

($ in thousands)                       Book Value
----------------                      (31-Dec-2001)                   Value
                         -------------------------------------- -----------------
                         Related Parties Third Parties  Total     Low      High
                         --------------- ------------- -------- -------- --------
Restructurings..........    $149,249       $248,000    $397,249 $330,169 $378,654
Acquisition Bridge
 Loans..................      23,000        134,000     157,000  159,340  159,377
Other...................     131,000             --     131,000  125,554  145,548
                            --------       --------    -------- -------- --------
Total Portfolio.........    $303,249       $382,000    $685,249 $615,063 $683,578
                            ========       ========    ======== ======== ========

Consolidated by Industry(/1/)

($ in thousands)                       Book Value
                                      (31-Dec-2001)                   Value
                         -------------------------------------- ------------------
                         Related Parties Third Parties  Total     Low       High
                         --------------- ------------- -------- --------  --------
Energy..................    $ 23,000     $     175,000 $198,000 $211,164  $213,672
Financial Services......      32,000           153,000  185,000  106,000   145,500
Real Estate.............     131,000                --  131,000  125,554   145,548
Natural Resources.......     100,249                --  100,249  105,141   105,994
Other...................      17,000            54,000   71,000   67,204    72,865
                            --------     ------------- -------- --------  --------
Total Portfolio.........    $303,249     $     382,000 $685,249 $615,063  $683,578
                            ========     ============= ======== ========  ========
(1) Includes loans receivable and equity securities.

Loan Size Distribution

($ in thousands)                  Book Value
                                 (31-Dec-2001)
                         -----------------------------
                         Related Parties Third Parties
                         --------------- -------------
Largest Loan Size.......    $ 72,000     $     175,000
Average Loan Size.......      26,438            47,750

Merchant Banking Summary

($ in thousands)                                                      Value
                                                                ------------------
                                                                  Low       High
                                                                --------  --------
Portfolio of loans receivable and equity securities............ $615,063  $683,578
                           Base Amount     Multiple
                         --------------- -------------
Fees....................    $ 12,000     10.0x - 13.0x          $120,000  $156,000
Participation Gains.....       3,000     10.0x - 13.0x            30,000    39,000
Operating Costs
 (Salaries).............      (1,931)    10.0x - 13.0x           (19,313)  (25,106)
                                                                --------  --------
Total...................                                        $745,750  $853,472
                                                                ========  ========

   TD Securities identified only two recent precedent merchant banking transactions that might be considered comparable. As these transactions occurred at or below book value, a multiple of book value applied to the Merchant Banking segment would imply a value lower than that arrived at via the asset value approach. Precedent merchant banking transactions are typically quite dependent on the nature and specific characteristics of the investments held, and as such, each transaction is individually unique. As such, TD Securities did not consider the comparable precedent transactions approach relevant in determining the value of the Merchant Banking segment, and relied on the asset value approach.

   Based on the foregoing, TD Securities valued the Merchant Banking segment at $750 million to $850 million.

Investment Banking

   TD Securities applied the asset value approach in valuing the investments within the Investment Banking segment including Banco Brascan. TD Securities selected 2001 price to earnings multiples of 19.0x to 22.0x for the underwriting fees and operating costs of the segment based on comparable precedent transactions in the investment banking industry listed in Table 3 in Appendix A. Advisory fees were valued based on 2001 earnings multiples of 20.0x to 23.0x, which are at the high end of the multiples in Table 3 in Appendix A, due to the expected above-market growth in this area.

   The following is a summary of the range of enterprise values of the Investment Banking segment:

                                                                  Value
($ in thousands)                 Book Value                 ------------------
                                (31-Dec-2001)                 Low       High
                                -------------               --------  --------
Marketable Securities(/1/).....   $129,000                  $143,735  $143,735
Loans and Debentures...........    194,000                   172,993   190,160
                                 Base Amount    Multiple
                                ------------- -------------
Underwriting Fees(/2/).........   $  2,939    19.0x - 22.0x $ 55,832  $ 64,647
Advisory Fees(/2/).............      3,526    20.0x - 23.0x   70,524    81,103
Operating Costs
 (Salaries)(/2/)...............       (378)   19.0x - 22.0x   (7,188)   (8,323)
                                                            --------  --------
Total..........................                             $435,895  $471,322
                                                            ========  ========

-------
(1) Net of securities sold short.
(2) For valuation purposes, net of statutory income taxes.

   While TD Securities identified six U.S. and two Canadian recent precedent investment bank transactions, TD Securities did not consider the comparable precedent transactions approach relevant in determining the value of the Investment Banking segment. Trilon's investment banking business is characterized as having a high proportion of its value attributable to securities and loan/debenture portfolios, participation in equity underwritings is normally limited to less than 10% of each securities issue as Trilon does not have a captive distribution network, and a large percentage of Trilon's investment banking fees are generated from Brascan Affiliates.

   Based on the foregoing, TD Securities valued the Investment Banking segment at $440 million to $470 million.

Brokerage & Business Services

DCF Approach (excluding Securities Brokerage and MIST)

   As a basis for the development of the projected future unlevered after-tax free cash flows, TD Securities reviewed the 2002 budget prepared by Trilon management and relevant underlying assumptions. TD Securities participated in detailed discussions with senior management of this segment in developing forecasted results for 2002 and beyond. From this review, TD Securities developed a base case scenario for the five year period starting January 1, 2002 and ending December 31, 2006 (the "TD Securities Brokerage & Business Services Forecast"). The TD Securities Brokerage & Business Services Forecast was formed independently based on the input received above.

   The TD Securities Brokerage & Business Services Forecast consists of the following business segments: Royal LePage's residential and commercial brokerage and relocations business contained in Trilon's Business Services segment. Based on a number of company-specific and industry factors, including TD Securities' belief that the property brokerage business is operating in a mature industry, TD Securities assumed that revenues would grow at rates equivalent to the rate of overall economic growth, assumed to be 2.0% per year, and margins would remain constant after 2002 with certain exceptions including the following:

  i. specific cost reductions targeted by management;

  ii. effect on residential brokerage operations in 2003 of the conversion of selected corporate-owned locations to franchises; and

  iii. a declining focus on certain business lines.

   Capital expenditures were forecast based on management's guidance as to the level of maintenance capital expenditures going forward consistent with the operating forecast above. The payments receivable from corporate-owned locations recently converted to franchises were modeled to the end of the forecast period.

   TD Securities believes that the Brokerage & Business Services segment could obtain cost synergies equal to 50% of their corporate costs if it were to be purchased by a synergistic industry buyer. TD Securities has included 50% of these synergies in the TD Securities Brokerage & Business Services Forecast to reflect sharing of these synergies with shareholders of such an acquiror.

   The following is a summary of the TD Securities Brokerage & Business Services Forecast:

($ in thousands)          2000A    2001A    2002E    2003E    2004E    2005E    2006E
                         -------- -------- -------- -------- -------- -------- --------
Gross Revenue
Business Services(/1/).. $ 39,092 $ 44,093 $ 42,523 $ 43,112 $ 43,744 $ 44,393 $ 45,059
Residential Property
 Brokerage..............  203,773  196,184  114,221   93,648   95,521   97,431   99,380
Commercial Property
 Brokerage(/2/).........  104,754   84,302   86,990   88,730   90,504   92,314   94,161
                         -------- -------- -------- -------- -------- -------- --------
                         $347,619 $324,579 $243,734 $225,490 $229,770 $234,139 $238,600
EBITDA
Business Services....... $ 12,838 $ 12,993 $ 12,112 $ 12,903 $ 12,965 $ 13,005 $ 13,043
Residential Property
 Brokerage..............    8,581   11,341    8,633    9,721   10,095   10,532   10,742
Commercial Property
 Brokerage..............   10,922    2,920    5,879    5,997    6,117    6,239    6,364
Corporate Overhead
 Synergies..............       --       --    2,003    1,798    1,780    1,755    1,791
                         -------- -------- -------- -------- -------- -------- --------
                          $32,341 $ 27,254 $ 28,626 $ 30,418 $ 30,957 $ 31,531 $ 31,939
Capital Expenditures
Business Services....... $  1,698 $  2,700 $  1,990 $  1,250 $    900 $    750 $    625
Residential Property
 Brokerage..............    2,751    2,554    1,810      925      944      962      982
Commercial Property
 Brokerage..............    7,046    1,639    1,600    2,000    2,040    2,081    2,122
                         -------- -------- -------- -------- -------- -------- --------
                          $11,495 $  6,893 $  5,400 $  4,175 $  3,884 $  3,793 $  3,729
Consolidated Free Cash
 Flow(/3/)..............                   $ 22,126 $ 18,611 $ 19,867 $ 19,031 $ 19,635

-------
(1) Primarily relocation services.
(2) Includes other commercial services such as corporate and advisory services.
(3) Excludes the following business segments: Appraisals, RE Financial, Highlander, Home-Link, Asset Recovery and Financial Services. Includes payments related to conversions of corporate-owned locations to franchises, the effect of taxes and tax loss carry-forwards, and changes in working capital.

   Projected unlevered after-tax free cash flows for the above Brokerage & Business Services businesses were discounted based on the Weighted Average Cost of Capital ("WACC"). The WACC for the Brokerage & Business Services segment was calculated based upon the Brokerage & Business Services segment's after-tax cost of debt and equity, weighted based upon an assumed optimal capital structure. The assumed optimal capital structure of debt and equity was determined based upon a review of the capital structures of comparable companies and the risks inherent in the Brokerage & Business Services segment and the real estate services industry. The cost of debt for the Brokerage & Business Services segment was calculated based on the risk-free rate of return and an appropriate borrowing spread to reflect credit risk at the assumed optimal capital structure. TD Securities used the capital asset pricing model ("CAPM") approach to determine the appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the volatility of equity prices relative to a benchmark ("beta") and the equity risk premium. TD Securities reviewed unlevered betas of a select group of real estate services companies which have risks comparable to the Brokerage & Business Services segment, the unlevered beta of Royal LePage before it was taken private by Trilon in 1999, and unlevered betas of industry groupings related to real estate services. The selected unlevered beta was levered using the assumed optimal capital structure and was then used to calculate the cost of equity. A detailed WACC analysis is presented in Table 4 in Appendix A. Based on the foregoing, and taking account the assumptions used in the TD Securities Brokerage & Business Services Forecast, TD Securities determined the appropriate WACC for the Brokerage & Business Services segment to be in the range of 8.0% to 10.0%.

   TD Securities developed terminal enterprise values at the end of the forecast period using multiples in the range of 5.0x to 7.0x EBITDA in the terminal year. This range was developed by reviewing comparable precedent transactions and is the same range selected in the comparable transactions approach for the Brokerage & Business Services segment.

   The Home-Link, Highlander and Financial Services businesses (collectively, the "Start-up Businesses") within the Brokerage & Business Services segment are all start-up operations which are currently cash flow negative. Although TD Securities recognizes potential for future positive cash flows, because of the start-up nature of these businesses, future results are very difficult to predict. For the foregoing reasons, these businesses were valued at the cash invested by Trilon to date including operating losses and capital expenditures. The investment by Royal LePage Commercial in Straticom made in March 2001, was valued at the purchase price net of cash since the purchase was made recently and the investment has yet to be profitable.

   No value was attributed to the appraisals, RE Financial and asset recovery segments of the business. These businesses have not demonstrated consistent profitability in the past and are not forecasted by management to provide material positive cash flows going forward.

   The following is a summary of the value of the Brokerage & Business Services segment (excluding Securities Brokerage and MIST) resulting from the DCF analysis:

($ in thousands)                                                 Low      High
                                                               -------- --------
Terminal value EBITDA multiple...............................      5.0x     7.0x
WACC.........................................................     10.0%     8.0%
Net present value
 Unlevered after-tax free cash flows.........................  $ 79,303 $ 82,687
 Terminal value..............................................    93,600  143,632
 Value of Start-up Businesses................................     8,351    8,351
                                                               -------- --------
Enterprise value of the Brokerage & Business Services segment
 (excluding Securities Brokerage and MIST)...................  $181,254 $234,670
                                                               ======== ========

   Based on the foregoing, TD Securities valued the Brokerage & Business Services segment (excluding Securities Brokerage and MIST) under the DCF approach at $180 million to $230 million.

Royal LePage - Comparable Precedent Transactions Approach (excluding Securities Brokerage and MIST)

   TD Securities considered enterprise value ("EV") to trailing EBITDA to be the most relevant valuation multiple derived from the comparable precedent transactions. The comparable precedent transactions TD Securities relied on are listed in Table 5 in Appendix A. TD Securities believes that a premium multiple to the comparable transactions is appropriate due to Royal LePage's strong brand, national presence, and progress it has made since it was taken private by Trilon in 1999. Based on the foregoing, TD Securities believes that the appropriate EV to 2001 EBITDA multiple for the Brokerage & Business Services segment to be in the range of 5.0x to 7.0x. TD Securities also considered price to earnings multiples on a trailing and forecast basis as secondary valuation metrics. The multiples were applied to the results of Royal LePage's residential brokerage, commercial brokerage operations and the relocations operations of the Business Services group only. Additional value was added for the Start-up Businesses on the same basis as in the DCF analysis, and for tax loss carry-forwards.

   The following is a summary of the value of the Brokerage & Business Services segment (excluding Securities Brokerage and MIST) resulting from the comparable precedent transaction analysis:

                                       Selected Multiple Range       Value
($ in thousands)              Base     -----------------------------------------
Parameter                  Amount(/1/)     Low        High       Low      High
----------------           ----------- ----------- -------------------- --------
Primary
EV / EBITDA..............    $27,254          5.0x        7.0x $136,270 $190,778
Secondary
Price / 2001 pro forma
 earnings(/2/)...........      9,287         11.0x       13.0x $102,157 $120,731
Add: net debt............                                        26,000   26,000
                                                               -------- --------
Enterprise value.........                                      $128,157 $146,731
Selected enterprise value
 before the below........                                      $130,000 $180,000
Value of Start-up
 Businesses and tax
 losses..................                                         8,704    8,880
                                                               -------- --------
Total enterprise value...                                      $138,704 $188,880
                                                               ======== ========

-------
(1) Results from Royal LePage's, residential brokerage and commercial brokerage businesses and the relocations business contained in Trilon's Business Services segment.
(2) Normalized interest expense to reflect a reasonable level if the Brokerage & Business Services segment were a standalone business and assumed a statutory income tax rate.

   Based on the foregoing, TD Securities valued the Brokerage & Business Services segment (excluding Securities Brokerage and MIST) under the precedent transaction approach at $140 million to $190 million.

Value Conclusion Brokerage & Business Services (excluding Securities Brokerage and MIST)

   Given that TD Securities was only able to identify a limited number of comparable precedent transactions and TD Securities' belief that the value of Royal LePage at the time it was taken private and of comparable companies depended heavily on the state of the real estate market at the time of sale, TD Securities placed greater emphasis on the DCF analysis than on the comparable precedent transactions analysis in determining the value of the Brokerage & Business Services segment (excluding Securities Brokerage and
MIST). Based on the foregoing, TD Securities selected a value range of $180 million to $230 million for the Brokerage & Business Services segment (excluding Securities Brokerage and MIST).

Other Businesses in Brokerage & Business Services Segment

   The securities brokerage business was valued by applying price to earnings multiples, consistent with those used in valuing the Investment Banking segment, to 2001 actual results adjusting for a normalized tax rate. Trilon's investments in MIST were valued on a mark-to-market basis, pro forma the financial characteristics of the rights offering by MIST announced on February 28, 2002.

Brokerage & Business Services Value Summary

   The following is a summary of the range of values TD Securities derived for the Brokerage & Business Services segment:

                                                                     Value
($ in thousands)                          Base                 -----------------
                                         Amount    Multiple      Low      High
                                         ------ -------------- -------- --------
Brokerage & Business Services
 (excluding the segments below).........                       $180,000 $230,000
Securities Brokerage....................  $588   19.0x - 22.0x   11,000   13,000
Securities of MIST(/1/).................                         37,000   46,000
                                                               -------- --------
Total...................................                       $228,000 $289,000
                                                               ======== ========

-------
(1) Pro forma the rights offering announced February, 28, 2002.

   Based on the foregoing, TD Securities valued the Brokerage & Business Services segment at $230 million to $290 million.

Commercial Financing

   TD Securities valued the Commercial Financing segment based on asset value and comparable precedent transactions analyses.

Asset Value Analysis

   The value of loans and debentures receivable and the preferred share portfolio was determined by marking these investments to market. The value impact of operating costs was determined using a multiple of 8.5x to 10.5x 2001 EBITDA based on the comparable precedent transactions listed in Table 6 in Appendix A. The following is a summary of the range of values TD Securities derived for the Commercial Financing segment using asset value analysis:

Consolidated by Type

                                        Book Value
                                      (31-Dec-2001)                        Value
($ in thousands)         ----------------------------------------  ----------------------
                         Related Parties Third Parties   Total        Low         High
                         --------------- ------------- ----------  ----------  ----------
Loans
 Conmmercial Financing
  Loans.................   $  602,000      $ 74,000    $  676,000  $  705,171  $  709,558
 Property Loans.........       75,000        17,000        92,000      81,402      97,059
 Debentures and Leases..       85,000            --        85,000      53,039      77,193
 Employee Share
  Ownership Plan Loans..       28,000            --        28,000      28,000      28,000
                           ----------      --------    ----------  ----------  ----------
Subtotal - Loans........   $  790,000      $ 91,000    $  881,000  $  867,611  $  911,810
Preferred and common
 shares.................      804,261       282,000     1,086,261   1,028,865   1,028,865
                           ----------      --------    ----------  ----------  ----------
Subtotal................   $1,594,261      $373,000    $1,967,261  $1,896,476  $1,940,676
Related company
 allocations (funds on
 deposit)...............                                 (510,000)   (510,000)   (510,000)
                                                       ----------  ----------  ----------
Total Portfolio.........                               $1,457,261  $1,386,476  $1,430,676
                                                       ==========  ==========  ==========

Consolidated by Industry(/1/)

                                        Book Value
                                      (31-Dec-2001)                        Value
($ in thousands)         ----------------------------------------  ----------------------
                         Related Parties Third Parties   Total        Low         High
                         --------------- ------------- ----------  ----------  ----------
Real Estate.............   $  954,261      $ 17,000    $  971,261  $  963,307  $  983,393
Diversified.............      467,000            --       467,000     425,964     425,964
Financial Services......       28,000       319,000       347,000     355,968     355,968
Natural Resources.......      145,000            --       145,000     114,237     138,351
Other...................           --        37,000        37,000      37,000      37,000
                           ----------      --------    ----------  ----------  ----------
Subtotal................   $1,594,261      $373,000    $1,967,261  $1,896,476  $1,940,676
Related company
 allocations (funds on
 deposit)...............                                 (510,000)   (510,000)   (510,000)
                                                       ----------  ----------  ----------
Total Portfolio.........                               $1,457,261  $1,386,476  $1,430,676
                                                       ==========  ==========  ==========
(1) Includes loans receivable and preferred and common securities.

Loan Size Distribution
                                  Book Value
                                 (31-Dec-2001)
($ in thousands)         -----------------------------
                         Related Parties Third Parties
                         --------------- -------------
Largest Loan Size.......   $  236,000      $ 37,000
Average Loan Size.......       87,778        22,750

Commercial Financing Summary
                                                                           Value
($ in thousands)                                                   ----------------------
                                                                      Low         High
                                                                   ----------  ----------
Portfolio of loans
 receivable and
 preferred and common
 securities.............                                           $1,386,476  $1,430,676

                           Base Amount   Multiple
                           ----------- ------------
Operating Costs
 (Salaries)...............    $(644)   8.5x - 10.5x         (5,472)     (6,759)
                                                        ----------  ----------
Total.....................                              $1,381,005  $1,423,916
                                                        ==========  ==========

   Based on the foregoing, TD Securities valued the Commercial Financing segment under the asset value approach at $1,380 million to $1,420 million.

Comparable Precedent Transactions Approach

   TD Securities considered price to book value to be the most relevant valuation metric derived from the comparable precedent transactions. TD Securities selected appropriate multiples based on the selected comparable precedent transactions listed in Table 6 in Appendix A. The following is a summary of the value of the Commercial Financing segment resulting from the comparable precedent transaction analysis:

                                              Selected
($ in thousands)                           Multiple Range          Value
                                    Base   --------------- ---------------------
Parameter                          Amount    Low    High      Low        High
---------                         -------- ------- ------- ---------- ----------
Price / book value............... $300,000    1.6x    2.0x $  480,000 $  600,000
Add: net debt(/1/)...............                             846,627    904,433
                                                           ---------- ----------
Enterprise value.................                          $1,326,627 $1,504,433
                                                           ========== ==========

-------
(1) Includes all short and long term corporate debt and preferred shares of Trilon with the exception of Trilon's Commercial Paper and the Subsidiary Preferred shares. Values are the same as those given in the Debt and Preferred Shares section below.

   Based on the foregoing, TD Securities valued the Commercial Financing segment under the comparable precedent transactions approach at $1,330 million to $1,500 million.

Conclusion

   Based on the foregoing, TD Securities valued the Commercial Financing segment at $1,370 million to $1,490 million.

Other Assets and Liabilities

   Trilon's corporate working capital amounts were valued at their book values as of December 31, 2001. Since the basis for TD Securities' NAV analysis is Trilon's balance sheet as at December 31, 2001, TD Securities also included in Trilon's NAV the cash proceeds from the exercise of 3,359,259 warrants in 2002 (issued in connection with the privatization of Royal LePage in 1999) at an exercise price of $11.25, and the free cash flow estimated to be generated by Trilon's operations from December 31, 2001, to the Valuation Date.

Debt and Preferred Shares

   TD Securities valued Trilon's public debt and preference shares classified as debt (the Retractable Preference Shares, Class II, Series 2) based on their mark-to-market values via quoted market prices for these securities. Drawn bank credit facilities and commercial paper were valued at their book value amounts.

   For purposes of the low end of TD Securities' valuation range, Trilon's perpetual preferred shares were valued based on their actual mark-to-market values or, in the cases where these perpetual preferred shares were not publicly-listed, mark-to-market values were derived from preferred shares with comparable features and ratings. TD Securities believes that to achieve the flexibility necessary to realize the maximum value for the Company, Trilon's perpetual preferred shares would have to be redeemed or repurchased. Other than the Subsidiary Preferred, Trilon has the right, subject to the usual notification provisions, to redeem in whole or in part each class and series of perpetual preferred shares at any time at their respective stated values. However, the mark-to-market value of all of Trilon's perpetual preferred shares is substantially below the value at which Trilon could repurchase them. Thus, for the purposes of the high end of the valuation range, TD Securities estimated that to repurchase the perpetual preferred shares, it would cost a purchaser in aggregate, mid-way between the current mark-to-market value and the stated value of the perpetual preferred shares. In considering the mark-to-market value of the Class III, Series 1 & 2 preferred shares, TD Securities applied a 20% premium to account for certain exchange features that are beneficial to the holders of these perpetual preferred shares. Trilon's preferred shares related to the purchase of certain merchant banking assets from EdperBrascan in 1997, mature at the end of 2004 and the maturity value is based on the performance of a portfolio of assets contained in the Merchant Banking segment. TD Securities valued this issue based on a DCF approach considering the expected amount, timing and risk of the cash flow stream from the security.

   TD Securities' valuation of Trilon's debt and preferred shares is summarized below:

($ in thousands)                                                    Value
                                                 Book Value   -----------------
                                                (31-Dec-2001)   Low      High
                                                ------------- -------- --------
Short and Long-term Debt
 8.35% Debentures..............................   $125,000    $133,086 $133,086
 7.25% Debentures..............................    125,000     124,701  124,701
 7.35% Medium Term Note........................    125,000     131,759  131,759
 Bank Credit Facilities........................     49,000      49,000   49,000
 Retractable Preference Shares (Class II,
  Series 2)....................................     36,000      36,692   36,692
 Commercial Paper..............................    150,000     150,000  150,000
                                                  --------    -------- --------
Total Short and Long-term Debt.................   $610,000    $625,239 $625,239
Trilon Preferred Shares
 Class I, Series A.............................   $150,000    $109,396 $129,698
 Class II, Series 3............................    100,000      71,897   85,949
 Class II, Series 4............................    100,000      71,897   85,949
 Class III, Series 1 & 2.......................    137,000     118,199  127,600
 Subsidiary Preferred..........................    100,000      71,068   84,105
                                                  --------    -------- --------
Total Preferred Shares.........................   $587,000    $442,457 $513,300

Stock Options

   TD Securities reviewed the terms of Trilon's outstanding stock options. For purposes of the NAV analysis, TD Securities has assumed that all in-the-money options are exercised. To determine whether an option was in-the-money, TD Securities relied on the range derived in the Trilon Valuation. Cash proceeds resulting from the exercise of options was added to the NAV and the issued and outstanding share capital was adjusted to reflect the exercise of options.

Tax Pools

   Based on discussions with Trilon management and the auditors of Trilon, TD Securities reviewed the current status of the Company's accruals for taxes payable and determined which corporate operating tax loss carry-forwards and tax pools could reasonably be assumed to be used to shelter taxable operating income. The resulting operating losses and tax pools were valued based on a DCF analysis. In performing the DCF analysis, certain general assumptions were made concerning the growth of Trilon's overall business based on the current environment and historical growth.

Capitalized General and Administrative Expenses

   The NAV methodology requires that a downward adjustment be made to NAV to reflect the value impact of corporate, non-recoverable G&A expenses. TD Securities has reduced the amount of corporate G&A expenses to be included in the NAV analysis to reflect synergies as discussed under "Benefits to a Purchaser of Acquiring 100% of the Trilon Shares".

   Trilon had $10.9 million of corporate G&A expenses in 2001 and TD Securities forecasted these to grow with the overall growth of the Company with 50% of these costs assumed to be fixed, and the remaining costs assumed to be variable. TD Securities estimated potential G&A synergies at $3.6 million in 2002 and $4.4 million in 2003 which reflects an estimate of a reduction in certain legal, audit and other public company costs. TD Securities reduced the corporate G&A expenses by 50% of the estimated synergies to reflect sharing of the value of these synergies with shareholders of a purchaser. The projected costs were based on a DCF analysis using a discount rate of 9.5% to 10.5% and a terminal multiple of 4.0x to 6.0x trailing EBITDA. Based on this analysis, TD Securities' selected enterprise value impact for Trilon's corporate G&A expenses is approximately $77 million to $108 million.

Benefits to a Purchaser of Acquiring 100% of the Trilon Shares

   TD Securities reviewed and considered whether any distinctive material value will accrue to the Offeror through the acquisition of all the Trilon Shares. TD Securities believes that Trilon and Brascan currently have a close working relationship and that it would therefore be difficult to achieve any material incremental revenue synergies. In addition, TD Securities believes that for the size of the Company, G&A expenses are already very low and therefore determined that a reduction in certain corporate expenses such as legal, audit and public company costs are the only material cost synergies that could be achieved.

   In assessing the amount of these synergies to include in the Trilon Valuation, TD Securities also considered the synergies that could be achieved by other third party acquirors of Trilon and the amount that the Offeror, or such other acquiror might pay for in an open auction of the Company. As explained above, it would be difficult for any acquiror of Trilon to achieve significant cost synergies. Given the current degree of integration between Trilon and Brascan, TD Securities believes that it would be unlikely that an acquiror of Trilon other than Brascan would be able to achieve greater revenue synergies than those currently achieved by Trilon and Brascan.

   TD Securities assumed that Brascan might pay for 50% of the value of these synergies in an open auction of the Company. TD Securities has therefore reduced the G&A expense used in its NAV analysis to reflect the portion of synergies that it believes would be paid to the shareholders of Trilon.

Summary of NAV Analysis

   The following table summarizes TD Securities' NAV analysis of Trilon:

                                                                   Value Per
                                                 Value               Share
($ in thousands)                         ----------------------  --------------
                                            Low         High      Low     High
                                         ----------  ----------  ------  ------
Assets
 Business Segment
  Asset Management...................... $  740,000  $  820,000  $ 4.72  $ 5.19
  Merchant Banking......................    750,000     850,000    4.79    5.38
  Investment Banking....................    440,000     470,000    2.81    2.97
  Brokerage & Business Services.........    230,000     290,000    1.47    1.84
  Commercial Financing..................  1,370,000   1,490,000    8.75    9.43
                                         ----------  ----------  ------  ------
 Total Operating Assets................. $3,530,000  $3,920,000  $22.54  $24.81
 Cash and Cash Equivalents(/1/)......... $  104,765  $  126,935  $ 0.67  $ 0.80
 Working Capital........................    (73,000)    (73,000)  (0.47)  (0.46)
 Tax Pools..............................     33,435      33,760    0.21    0.21
                                         ----------  ----------  ------  ------
Total Assets............................ $3,595,200  $4,007,696  $22.95  $25.36
Liabilities
 Short and Long-term Debt............... $  625,239  $  625,239  $ 3.99  $ 3.96
 NPV of Corporate Overhead..............     76,910     108,390    0.49    0.69
                                         ----------  ----------  ------  ------
Total Liabilities....................... $  702,148  $  733,629  $ 4.48  $ 4.64
Preferred Shares........................ $  442,457  $  513,300  $ 2.82  $ 3.25
Net Asset Value......................... $2,450,594  $2,760,767  $15.65  $17.47
Shares Outstanding (000s)(/2/)..........    156,629     158,019

-------
(1) Includes cash proceeds from assumed exercise of options and estimate of net free cash flow from December 31, 2001 to Valuation Date.
(2) After the exercise of in-the-money options.

Trilon Valuation Conclusion

   Based upon and subject to the foregoing, TD Securities is of the opinion that, as of the Valuation Date, the fair market value of the Trilon Shares is in the range of $15.65 to $17.45 per Trilon Share.

Brascan Share Valuation

Valuation Methodology

   In assessing the value of the Brascan Class A Limited Voting Shares being received by Minority Shareholders as Brascan Class A Share Consideration under the Offer, TD Securities has relied on the market trading approach. Since Minority Shareholders receiving Brascan Class A Limited Voting Shares will be receiving a minority position in Brascan and will not be able to effect a sale of 100% of Brascan, TD Securities concluded that it was not appropriate to consider methodologies that are based on the assumption of a change of control transaction involving Brascan. TD Securities has not prepared an en bloc valuation of the Brascan Class A Limited Voting Shares.

   TD Securities believes the market trading value of Brascan Class A Limited Voting Shares is an appropriate indicator of their value for purposes of assessing the value of the Brascan Class A Share Consideration under the Offer, in view of the following:

  i. Brascan Class A Limited Voting Shares have a substantial market capitalization and market float of approximately $6 billion and $5 billion, respectively;

  ii. Brascan Class A Limited Voting Shares are widely held by both retail and institutional shareholders and Brascan is actively followed by at least six equity research analysts;

  iii. the average combined daily trading volume on the TSE and New York Stock Exchange ("NYSE") during the past year is approximately 430,000 Brascan Class A Limited Voting Shares;

  iv. the maximum number of Brascan Class A Limited Voting Shares to be issued pursuant to the Offer is 11.4 million, representing approximately 7% of the outstanding Brascan Class A Limited Voting Shares and approximately 8% of the number of Brascan Class A Limited Voting Shares which comprise the market float; and

  v. during our review of the Offer, we were not made aware of any material information which has not been publicly disclosed which would reasonably be expected to materially affect the market price of the Brascan Class A Limited Voting Shares.

   TD Securities analyzed the current and average trading prices of the Brascan Class A Limited Voting Shares over various recent periods, as summarized below:

                                                                   Brascan
                                                               Class A Limited
                                                                Voting Shares
                                                               ---------------
Closing price April 3, 2002...................................     $34.06
Closing price March 25, 2002(/1/).............................     $34.05
Volume-Weighted Average Closing Price for Period Ending April
 3, 2002:
 10 trading days..............................................     $34.12
 20 trading days..............................................     $33.76

-------
(1) Trading day immediately prior to announcement by Brascan of its intention to make the Offer

   TD Securities believes that the volume-weighted average closing price for a 20 trading day period ended April 3, 2002, provides an appropriate assessment of the value of the Brascan Class Limited Voting Shares as it is representative of the actual number of shares traded at various prices over a sustained period of time. In addition, TD Securities believes that the closing price of April 3, 2002 is relevant in that it represents the most current market assessment of the value of the Brascan Class A Limited Voting Shares.

Brascan Share Valuation Conclusion

   Based upon and subject to the foregoing, TD Securities is of the opinion that, as of the Valuation Date, the value of the Brascan Class A Limited Voting Shares is $33.76 to $34.06 per share.

Brascan Preference Share Valuation

Valuation Methodology

   In assessing the value of the Brascan Preference Shares being received by Minority Shareholders as Brascan Preference Share Consideration under the Offer, TD Securities has relied on the comparable market trading approach.

   The Brascan Preference Shares are conventional "soft retractable" preferred shares of a type that has been widely issued by Canadian corporations, particularly financial institutions, for more than 10 years. In applying the comparable market trading approach, TD Securities selected "soft retractable" issues of five different issuers shown in Table 7 in Appendix A. Each of these issues is either convertible into freely tradable common shares of the issuer or exchangeable into freely-tradable common shares of its public parent company on or after a fixed date in the future, with each preferred share convertible into that number of common shares determined by dividing the issue price of the preferred share by the 20-day volume-weighted average trading price of the common shares for the 20 trading days ending shortly before conversion or exchange.

   The ratings accorded by DBRS to the various comparable issues range between Pfd-2 and Pfd-2(low). The S&P ratings range between P-1(Low) and P-2(Low). TD Securities anticipates that the Brascan Preference Shares will attract ratings of Pfd-2(low)n and P-2 from DBRS and S&P, respectively.

   While only the Investors Group Inc. issue (the "Investors Group Preferred Shares") carries a non-cumulative dividend entitlement, TD Securities believes, based on its experience as an underwriter and trader of preferred shares, that investors demand only a very slight premium in yield for a non-cumulative entitlement versus a cumulative one in circumstances where the issuer is well rated (Pfd-2(low)/P-2(Low) or better) and there is no concern about the issuer's creditworthiness deteriorating in the short term. TD Securities estimates that the yield premium ranges between zero for highly rated financial institutions and 0.15% per annum.

   Finally, while the Brascan Preference Shares are most structurally similar to the Investors Group Preferred Shares, TD Securities has placed particular emphasis on the George Weston Limited issue (the "Weston Preferred Shares"). This issue was launched on April 4, 2002 and as a result it provides a current measure of the demand for a large volume of preferred shares from a single issuer.

   On this basis, we adjust the 5.15% dividend rate on the Weston Preferred Shares upward by:

  i. 0.20% to 0.30% to account for the longer term on the Brascan Preference Shares (11 years to investor conversion, compared to seven years for the Weston Preferred Shares); and

  ii. a further 0.05% to 0.15% to account for the non-cumulative dividend entitlement on the Brascan Preference Shares, compared to the cumulative entitlement on the Weston Preferred Shares.

   On this basis, an appropriate dividend rate for the Brascan Preference Shares would fall in a range of 5.40% to 5.60%.

Brascan Preference Share Valuation Conclusion

   Based upon and subject to the foregoing, as the Brascan Preference Shares bear dividends at a 5.50% annual rate and have an issue price of $25.00 per Brascan Preference Share, TD Securities is of the opinion that, as of the Valuation Date, the value of the Brascan Preference Shares is $24.79 to $25.21 per share.

Fairness Opinion

Factors Considered

   In considering the fairness of the consideration, from a financial point of view, to the Minority Shareholders, TD Securities principally considered and relied upon the following:

  i. an assessment of the value of the consideration to be received pursuant to the Offer;

  ii. a comparison of the value per Trilon Share of the consideration to be received pursuant to the Offer to the range of fair market values as determined under the Trilon Valuation; and

  iii. a comparison on a per Trilon Share basis of the value of the consideration to be received pursuant to the Offer to the trading price of the Trilon Class A Shares prior to the announcement by Brascan of its intention to make the Offer.

Value of the Consideration

   The value of the consideration to be received under the Offer depends on the form of consideration selected by each Minority Shareholder and on the resulting proration. The implied values under the three alternatives available to Minority Shareholders are outlined below:

Alternative                       Consideration per Trilon Share              Implied Value
-----------               ----------------------------------------------- ---------------------
Cash Consideration        $17.00 cash                                          $16.90(/1/)
Brascan Class A Share
 Consideration            0.5 Brascan Class A Limited Voting Shares       $16.88 to $17.03(/2/)
Brascan Preference Share
 Consideration            0.678 Brascan Preference Shares plus $0.05 cash $16.86 to $17.14(/3/)

-------
(1) Adjusted for foregoing the Interim Dividend if the Cash Consideration option is selected.
(2) Based on a value of $33.76 to $34.06 per Brascan Class A Limited Voting Share, as determined in the Brascan Share Valuation.
(3) Based on a value of $24.79 to $25.21 per Brascan Preference Share, as determined in the Brascan Preference Share Valuation, plus $0.05 cash.

   Depending on the combination of securities selected by the Minority Shareholders in aggregate, there is a range of outcomes possible including certain individual Minority Shareholders being subject to proration. Regardless of the outcome, based on the foregoing, TD Securities is of the opinion that the implied value of the consideration is in the range of $16.86 to $17.14 per Trilon Share.

Comparison of the Value per Trilon Share Under the Offer to the Trilon
Valuation

   The value per Trilon Share of the consideration to be received pursuant to the Offer of $16.86 to $17.14 is within the range of fair market value of the Trilon Shares of $15.65 to $17.45.

Comparison of the Value per Trilon Share Under the Offer to the Trading Price

   TD Securities reviewed 51 other transactions in the Canadian equity market where controlling shareholders successfully acquired publicly traded minority interests with a value in excess of $10 million since 1995. Success was defined as acquiring at least one-half of the minority shares outstanding at the time of the transaction. Defining the premium for this purpose as the amount by which the value per share offered under the relevant transaction exceeded the closing price of the shares on the principal trading exchange immediately prior to the announcement of the transaction resulted in premiums as follows:

                                                      Highest Lowest Mean Median
                                                      ------- ------ ---- ------
Premium .............................................   64%    (1)%  27%   26%

   The value per Trilon Share of the consideration under the Offer represents a nominal premium of approximately 3% to the $16.50 market price of the Trilon Class A Shares on March 25, 2002, the last trading day prior to the announcement of Brascan's intention to acquire the Trilon Shares not already owned by it.

   The premiums over pre-announcement market prices observed above arise, in part, because of the incremental value that an acquiror of 100% of a target business can achieve relative to a purchaser of a minority position in the equity of such business through the public market. This incremental value results from, among other things: (i) revenue that an acquiror can generate through, for example, increased market influence, complementary business lines, improved market coverage and similar benefits that would not otherwise be available to the target company on a stand-alone basis; and (ii) cost reductions that an acquiror can achieve as a result of economies of scale, elimination of duplicate and redundant functions, increased purchasing power with suppliers, and similar cost savings that would not otherwise be achievable by the target company on a stand-alone basis.

   Trilon's asset base consists primarily of a portfolio of financial assets. Financial assets, due to their nature, offer limited opportunity to generate incremental value, either from additional revenues or from cost reduction, in excess of their underlying value. As a result, any potential en bloc acquiror of Trilon would be willing to pay a lower than average premium over the pre-announcement market price of the Trilon Class A Shares.

   In addition, TD Securities believes that there are certain other considerations that are relevant in comparing the value per Trilon Share of the consideration under the Offer to the pre-announcement trading price:

  i. Based in part on recent public comments by Brascan senior management, there has been speculation among equity market participants that Brascan may move to acquire the Trilon Shares it does not already own.
      TD Securities believes that this has increased the market trading price of Trilon Class A Shares above the price at which they would trade in the absence of such speculation. As a result, the premium over the pre-announcement trading price of the Trilon Class A Shares that the value of the consideration pursuant to the Offer represents is decreased.

  ii. Trilon Shares offer a current dividend yield of approximately 4%. This dividend is higher than the dividend available on most common equity securities in Canada. Many public equity investors view this dividend to be an attractive aspect of the Trilon Class A Shares. As a result, the market trading price of the Trilon Class A Shares is not indicative solely of Trilon's underlying net asset value, but also reflects its relatively high dividend yield. In the current market environment, TD Securities believes that the dividend yield increases the market trading price of the Trilon Shares above the price at which they would trade in the absence of such dividend. However, a potential en bloc acquiror of Trilon would not be willing to pay a premium for such a dividend yield.

Fairness Conclusion

   Based upon and subject to the foregoing, TD Securities is of the opinion that, as at the Valuation Date, the consideration under the Offer is fair, from a financial point of view, to the Minority Shareholders.

                                       Yours very truly,


                                       /s/ TD Securities Inc.

                                       TD SECURITIES INC.

                                   APPENDIX A

Table 1 - Asset Management Precedent Transactions

                                                              Equity Enterprise   EV /
                                                              Value    Value     EBITDA
Target                   Acquiror                     Date    ($mm)    ($mm)    LTM(/1/)
------------------------ -------------------------- --------- ------ ---------- --------
Canadian Transactions
 (C$)
Montrusco Bolton Inc.... First International Asset  30-Aug-00 $ 101    $ 106      9.1x
                         Management
Bissett & Associates     Templeton Management       26-Jul-00   147      139     11.3x
 Investment Management   Limited
 Limited................
Perigee Inc............. Legg Mason Inc.            10-Mar-00   304      299     12.1x
Canadian Average...............................................................  10.8x
Canadian Average (excluding High/Low)..........................................  11.3x
U.S. Transactions (US$)
Phoenix Investment       Phoenix Home Life Mutual   11-Sep-00 $ 833    $ 982      8.2x
 Partners(/2/).......... Insurance Company
US Trust Corporation.... Charles Schwab Corporation 13-Jan-00 2,750    2,153     16.0x
Pimco Advisors Holdings  Allianz AG                 6-Oct-99  4,740    4,585     16.1x
 L.P.(/3/)..............
U.S. Average...................................................................  13.4x
U.S. Average (excluding High/Low)..............................................  16.0x

(1) LTM = Last Twelve Months
(2) Purchased 40% of shares not already owned.
(3) Purchased 70% of partnership units for US$3.3 billion.

Table 2 - Reinsurance Precedent Transactions

                                                                     Equity
                                                                      Value  Price /
Target                   Acquiror                            Date    (US$mm)  Book
------------------------ --------------------------------- --------- ------- -------
Lincoln National
 Reinsurance Unit....... Swiss Reinsurance Company         30-Jul-01 $2,000   2.3x
USF Re Insurance
 Company................ Folksamerica Holding Company Inc.  1-Apr-99     93   1.0x
NAC Re Corporation...... XL Capital Ltd.                   16-Feb-99  1,275   1.7x
Mid Ocean Ltd........... XL Capital Ltd.                   16-Mar-98  2,903   2.1x
GCR Holdings Ltd........ XL Capital Ltd.                    8-May-97    672   1.6x
Average.....................................................................  1.7x
Average (excluding High/Low)................................................  1.8x

Table 3 - Investment Banking Precedent Transactions

                                                                 Equity  Price/
                                                                 Value  Earnings
Target                    Acquiror                       Date    ($mm)    LTM
------------------------  ---------------------------- --------- ------ --------
Canadian Transactions
 (C$)
First Marathon Inc......  National Bank of Canada      17-Jun-99 $  712  17.7x
Midland Walwyn Inc......  Merrill Lynch & Company Inc. 22-Jun-98  1,287  20.7x
Canadian Average......................................................   19.2x
U.S. Transactions (US$)
Tucker Anthony Sutro
 Corporation............  Royal Bank of Canada          1-Aug-01 $  650  22.8x
Dain Rauscher
 Corporation............  Royal Bank of Canada         28-Sep-00  1,481  15.9x
J.P. Morgan & Company...  Chase Manhattan Corporation  13-Sep-00 44,287  20.2x
Donaldson Lufkin &
 Jenrette Inc...........  Credit Suisse Group          30-Aug-00 16,492  22.9x
Paine Webber Group Inc..  UBS AG                       12-Jul-00 16,638  27.3x
Hambrecht and Quist
 Group..................  Chase Manhattan Corporation  28-Sep-99  1,489  18.9x
U.S. Average..........................................................   21.4x
U.S. Average (excluding High/Low).....................................   21.2x

Table 4 - Business & Brokerage Services Detailed WACC Analysis

Cost of Debt
Risk free rate (10 year Government of Canada bonds)......................  5.72%
Borrowing spread.........................................................  2.25%
Pre-tax cost of debt.....................................................  7.97%
Tax rate................................................................. 41.20%
After tax cost of debt...................................................  4.69%
Cost of Equity
Risk free rate (10 year Government of Canada bonds)......................  5.72%
Equity risk premium......................................................  5.00%
Unlevered beta...........................................................  0.70
Levered beta.............................................................  0.80
After tax cost of equity.................................................  9.73%
WACC
Optimal capital structure (% debt)....................................... 20.00%
WACC.....................................................................  8.72%

Table 5 - Real Estate Services Precedent Transactions

                                                            Equity Enterprise Price /   EV /
                                                            Value    Value    Earnings EBITDA
Target                   Acquiror                   Date    ($mm)     ($mm)     LTM     LTM
------------------------ ------------------------ --------- ------ ---------- -------- ------
CB Richard Ellis Inc.... Blum Capital Partners LP 24-Feb-01 US$349   US$630    10.4x    4.2x
Homeservices.com Inc.... MidAmericanEnergy                  US$184   US$204    10.8x    4.7x
                         Holdings Company         22-Aug-01
Royal LePage Limited.... Trilon Financial                   $   89   $   73    11.1x    5.2x
                         Corporation              16-Feb-99
Average......................................................................  10.8x    4.7x
Average (excluding High/Low).................................................  10.8x    4.7x

Table 6 - Commercial Financing Precedent Transactions

                                                      Equity  Enterprise Price /  EV /
                                                       Value     Value    Book   EBITDA
Target                   Acquiror             Date    (US$mm)   (US$mm)   Value   LTM
------                   --------           --------- ------  ---------- ------- ------
Heller Financial Inc.... GE Capital         30-Jul-01 $5,425    $4,993    2.1x    7.8x
                         Corporation
Franchise Finance Corp.  GE Capital         30-Mar-01  1,486     2,152    1.6x   10.6x
 of America............. Corporation
CIT Group Inc........... Tyco International 13-Mar-01  9,882     8,818    1.6x    6.6x
                         Limited
Sierracities.com Inc.... American Express   14-Feb-01    108        51    0.7x   14.0x
                         Company
Newcourt Credit Group
 Inc.................... CIT Group Inc.      5-Aug-99  2,709     2,144    0.9x    3.4x
Healthcare Financial     Heller Financial   19-Apr-99    502       449    2.0x   13.7x
 Partners Inc........... Inc.
Sirrom Capital           Finova Group Inc.   7-Jan-99    394       372    1.2x    9.5x
 Corporation............
Average................................................................   1.4x    9.4x
Average (excluding High/Low)...........................................   1.5x    9.6x

Table 7 - Comparable Preferred Share Market Trading Statistics

                                                                                           Term to             Term to
                                                    Issue                          First    First    Investor    Inv.    Market
                           Dividend  Cum. /          Size     DBRS        S&P      Call      Call   Conversion  Conv.    Price
Issuer            Series     Rate   Non-cum.        ($ mm)   Rating     Rating     Date    (years)     Date    (years)  3-Apr-02
------           --------- -------- --------        ------ ----------- --------- --------- -------- ---------- -------- --------
Nova Scotia
 Power
 Incorporated... Series D    5.90%    Cum.           $125  Pfd-2(low)  P-2(Low)  15-Oct-15 13.5 yrs 15-Jan-16  13.8 yrs  $26.95
Investors Group
 Inc............ Series A    5.75%  Non-cum.          360  Pfd-2n      P-2(High) 30-Jun-09  7.2 yrs 30-Jun-13  11.2 yrs  $25.30
Brascan
 Corporation.... Series 10   5.75%    Cum.            250  Pfd-2(low)  P-2       30-Sep-08  6.5 yrs 31-Mar-12  10.0 yrs  $25.10
ATCO Ltd........ Series 3    5.75%    Cum.            150  Pfd-2(low)  P-1(Low)  1-Dec-08   6.7 yrs 1-Dec-11    9.7 yrs  $26.15
George Weston
 Limited........ Series II   5.15%    Cum.            265  Pfd-2(low)  P-2       1-Apr-09   7.0 yrs 1-Jul-09    7.2 yrs  $25.00(/1/)
                 Yield to
                   Inv.
Issuer            Conv.
------           --------
Nova Scotia
 Power
 Incorporated...  5.10%
Investors Group
 Inc............  5.63%
Brascan
 Corporation....  5.72%
ATCO Ltd........  5.22%
George Weston
 Limited........  5.15%

Brascan                                      (greater
 Corporation.... Series 11   5.50%  Non-cum.    than) $10  Pfd-2(low)n P-2       30-Jun-09  7.2 yrs 30-Jun-13  11.2 yrs  $25.00
Brascan
 Corporation....  5.50%

--------
(1) Issue price on April 4, 2002.

            ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE
              INFORMATION IN THIS DOCUMENT SHOULD BE DIRECTED TO:

                          TRILON FINANCIAL CORPORATION
                           BCE Place, 181 Bay Street
                            Suite 4420, P.O. Box 771
                            Toronto, Ontario, Canada
                                    M5J 2T3

                            Contact: Bryan K. Davis
                           Telephone: (416) 359-8612
                              Fax: (416) 365-9642